UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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HERTZ GLOBAL HOLDINGS, INC.
(Name of Registrant as Specified In Its Charter)

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2020 NOTICE OF ANNUAL MEETING AND PROXY STATEMENT HERTZ GLOBAL HOLDINGS, INC.

Hertz Global Holdings, Inc.
8501 Williams Road
Estero, FL 33928

March 27, 2020

Dear Fellow Stockholders:

On behalf of the Board of Directors, we cordially invite you to attend our 2020 annual meeting of stockholders (the "2020 Annual Meeting") to be held at 10:30 AM (Eastern Time) on May 6, 2020.

We are holding a virtual annual meeting this year in an abundance of caution to safeguard against the spread of the coronavirus, COVID-19. The health and well-being of our stockholders, customers, employees and communities is our top priority. The dynamic nature of this situation requires us to be flexible. As such, we are actively and pragmatically managing this situation and the virtual annual meeting will provide our stockholders with the same rights and opportunities to participate as they would have at an in-person meeting.

For the 2020 Annual Meeting, we will be using the “Notice and Access” method of providing proxy materials to you via the Internet at www.proxyvote.com instead of providing the proxy materials by mail. On or about March 27, 2020, we will mail to our stockholders a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement and annual report to stockholders for 2019 and how to vote. The Notice will also contain instructions on how to receive a paper copy of your proxy materials.

Your vote is important and we encourage you to vote as promptly as possible. Whether you plan to attend the 2020 Annual Meeting or not, you may vote by following the instructions set forth in the Notice, this proxy statement or as set forth in the proxy card.

Thank you for considering the matters presented in the proxy statement.

Sincerely,
Henry R. Keizer
Independent Non-Executive Chair

NOTICE OF 2020 ANNUAL MEETING
OF STOCKHOLDERS

The Board of Directors of Hertz Global Holdings, Inc. (the "Company") is soliciting proxies to be used at the 2020 annual meeting of stockholders (the "2020 Annual Meeting") to be held on the following date, at the following time and place, and with the following record date:

Time and Date:	10:30 AM (Eastern Time), on Wednesday, May 6, 2020

Place:	Via the Internet at www.virtualshareholdermeeting.com/HTZ2020

Record Date:	March 13, 2020

Proposals

1.	Election of the eight nominees identified in the accompanying proxy statement to serve as directors until the next annual meeting of stockholders;
2.	Ratification of the selection of Ernst & Young LLP as the Company’s independent registered certified public accounting firm for 2020;
3.	Approval, by a non-binding advisory vote, of the named executive officers’ compensation; and
4.	Transaction of any other business that may properly be brought before the 2020 Annual Meeting.
The Board of Directors recommends a vote "FOR" each of Proposals 1, 2 and 3.
Who Can Vote
Only holders of record of the Company’s common stock at the close of business on March 13, 2020 will be entitled to vote at the 2020 Annual Meeting. You may vote with respect to the matters described in the proxy statement by following the instructions set forth in the Notice of Internet Availability of Proxy Materials (the “Notice”) or through the procedures described in this proxy statement.

Date of Mailing
In accordance with the rules of the Securities and Exchange Commission, we sent a Notice on or about March 27, 2020 to our stockholders of record as of the close of business on March 13, 2020.
M. David Galainena
Executive Vice President, General Counsel and Secretary

Estero, Florida
March 27, 2020

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be held May 6, 2020
The Notice of the 2020 Annual Meeting and Proxy Statement and the
2019 Annual Report to Stockholders are available at www.proxyvote.com

Contents and Defined Terms

CONTENTS AND DEFINED TERMS

Contents

Election of Directors (Proposal 1)	1	What We Heard From Our Stockholders	30
How We Evaluate Director Nominees	1	Changes For 2020 Executive Compensation	30
Director Nominees	1	Key Features of Our Executive Compensation Program	32
Director Election Standards	1	2019 Target Pay Mix for Named Executive Officers	32
Corporate Governance	8	Summary of Annual Compensation Decision-Making Process	33
Director Independence	8	Components of Our Executive Compensation Program	35
Board Evaluation Process	8	Other Compensation Elements	42
Director Orientation and Education	9	Clawback Policy	43
Meetings and Committees of the Board of Directors	9	Stock Ownership Guidelines and Hedging Policy	43
Roles and Responsibilities of the Board Committees	10	Policies on Timing of Equity Awards	44
Risk Oversight	12	Tax and Accounting Considerations	44
Stockholder Communications with the Board	12	Compensation Committee Report	45
Director Nominations	12	Summary Compensation Table	46
Policy on Diversity	13	2019 Grants of Plan-Based Awards	48
Director Search	13	Outstanding Equity Awards at Fiscal Year-End 2019	50
Corporate Governance Guidelines	13	2019 Option Exercises and Stock Vested	52
Our Board Leadership	13	Pension Benefits	53
Certain Relationships and Related Person Transactions	14	2019 Non-Qualified Deferred Compensation Benefits	53
Indemnification Agreements	16	Potential Payments on Termination or Change in Control	54
Corporate Responsibility	16	Severance Plan and Employment, Separation and Change in Control Agreements
2019 Director Compensation	19		56
Determination of Non-Employee Director Compensation	19	CEO Pay Ratio	59
Annual Non-Employee Director Compensation	19	Ownership of Our Common Stock	60
Ratification of Appointment of Independent Registered Accounting Firm (Proposal 2)		Proxy Procedures and Information About the Annual Meeting
	21		63
Required Vote to Approve the Proposal	22	Stockholders Entitled to Vote at the Annual Meeting	63
Audit Committee Report	23	Voting Procedures	63
Audit and Other Fees	25	Notice of Internet Availability of Proxy Materials	63
Advisory Approval of Executive Compensation (Proposal 3)		Voting Options; Quorum	63
	26	Revocation of Proxies	64
Effect of Proposal	26	Solicitation of Proxies	64
Required Vote to Approve the Proposal	26	Additional Information	64
Compensation Discussion and Analysis	27	Other Business	64
Executive Summary	27	Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
2019 Financial and Operational Highlights	27
Key Features of 2019 Executive Compensation Program	28		65
Compensation Philosophy	29	Proposals for 2021 Annual Meeting of Stockholders	65
Stockholder Input on Our Compensation Programs	30	2019 Annual Report	65
2019 Say-on-Pay Advisory Vote on Executive Compensation	30	Annex A - Non-GAAP Measures	66

Defined Terms
Unless the context otherwise requires in this proxy statement, we use the following defined terms:

•	“2019 Annual Report” means the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019.

•	"2019 Annual Meeting" means the 2019 annual meeting of our stockholders.

•	"2020 Annual Meeting" means the 2020 annual meeting of our stockholders.

•	“Adjusted Corporate EBITDA” is a non-GAAP measure. For the definition of "Adjusted Corporate EBITDA" and its reconciliation to its most comparable GAAP measure see Annex A to this proxy statement.

i	Hertz Global Holdings, Inc. 2020 Proxy Statement

Contents and Defined Terms

•
"All Other Operations" means the reportable segment comprised primarily of the Company's Donlen business, and the Company's other business activities, that comprise less than 1% of revenues and expenses of the segment.

•	“Board” means the Board of Directors of the Company.

•	"By-Laws" means the Company's Amended and Restated By-Laws effective as of June 30, 2016.

•	“common stock” means the common stock of the Company.

•	"Code" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

•
“Company” means Hertz Global Holdings, Inc., which was formerly known as Hertz Rental Car Holding Company, Inc. until June 30, 2016, and “we,” “us” and “our” mean the Company and its consolidated subsidiaries.

•	"Donlen" means Donlen Corporation, a consolidated subsidiary of the Company. Donlen conducts our vehicle leasing and fleet management services.

•	"Exchange Act" means the Securities Exchange Act of 1934, as amended.

•	"Existing Plan" means the Amended and Restated Hertz Global Holdings, Inc. 2016 Incentive Plan.

•	"FASB" means the Financial Accounting Standards Board.

•
“former Hertz Holdings” means Hertz Global Holdings, Inc., which was renamed Herc Holdings Inc. on June 30, 2016 in connection with the separation of former Hertz Holdings' car rental business from the equipment rental business through a reverse spin-off, which was completed on June 30, 2016.

•	"GAAP" means accounting principles generally accepted in the U.S.

•	“Hertz” means The Hertz Corporation, our primary operating company.

•	"International RAC" means our international rental car reportable segment.

•	“Net Non-vehicle Debt” is a non-GAAP measure. For the definition of "Net Non-vehicle Debt" and its reconciliation to its most comparable GAAP measure see Annex A to this proxy statement.

•	"NYSE" means the New York Stock Exchange.

•	"NYSE Corporate Governance Standards" means the Corporate Governance Standards of the NYSE Listed Company Manual.

•	"PCAOB" means the Public Company Accounting Oversight Board.

•	"Prior Plan" means the Hertz Global Holdings, Inc. 2016 Omnibus Incentive Plan.

•	"Rights Offering" means the Company's rights offering providing for the issuance of new shares of common stock that closed in July 2019.

•	"Savings Plan" means The Hertz Corporation Supplemental Income Savings Plan.

•	"SEC" means the U.S. Securities and Exchange Commission.

•	"TNC" means Transportation Network Company.

•	"Topic 718" means the FASB Accounting Standards Codification Topic 718.

•	"U.S." means the United States of America.

•	"U.S. RAC" means the U.S. rental car reportable segment.

ii	Hertz Global Holdings, Inc. 2020 Proxy Statement

Election of Directors (Proposal 1)

ELECTION OF DIRECTORS (PROPOSAL 1)

How We Evaluate Director Nominees

Upon the recommendation of the Nominating and Governance Committee, our Board has nominated the eight nominees identified below for election at our 2020 Annual Meeting. If elected, the nominees for election as directors will serve until the next annual meeting and until their successors are elected and qualified or until their death, resignation or removal. All of the nominees are currently directors of the Company. Each of the nominees was elected at the 2019 Annual Meeting.

The Nominating and Governance Committee, when making recommendations to the Board regarding director nominations, assesses the overall performance of the Board and its committees, and when re-nominating incumbent Board members or nominating new Board members, evaluates the potential candidate’s ability to make a positive contribution to the Board’s overall function. The Nominating and Governance Committee considers the actual performance and independence of incumbent Board members over the previous year, as well as whether members of the Board have appropriate experience, skills and other qualifications to support our role as one of the world’s leading car rental companies. The particular experience, independence, qualifications, attributes and skills of the potential candidate are assessed by the Nominating and Governance Committee to determine whether the potential candidate possesses the professional and personal experiences and expertise necessary to enhance the Board’s mission. After conducting the foregoing analysis, the Nominating and Governance Committee makes recommendations to the Board regarding director nominees. In its annual assessment of director nominees, the Nominating and Governance Committee does not take a formulaic approach, but rather considers each prospective nominee’s diversity in viewpoints, personal and professional experiences and background and ability. In making director nominations, the Nominating and Governance Committee evaluates the Board considering, among other things, the attributes discussed in “Corporate Governance - Policy on Diversity” below.

The Board also evaluates, from time to time, the size of the Board as well as the structure and membership of its committees. In determining the number of directors, committee membership and structure of the committees, the Board considers several factors, including the attributes and experience of the members of our Board, the oversight responsibilities required for a Company of our size and complexity and the NYSE Corporate Governance Standards. For additional information on the Board selection process, see "Corporate Governance" below.

Director Nominees

Our Nominating and Governance Committee and our Board have determined that each of the nominees possesses the right skills, qualifications and experience to effectively oversee our long-term business strategy. Biographical information about each nominee, as well as highlights of certain notable skills, qualifications and experience that contributed to the nominee’s selection as a member of our Board and nomination for re-election at our 2020 Annual Meeting, are included on the following pages.

Although our Board does not anticipate that any of the nominees will be unable to stand for election as a director at our 2020 Annual Meeting, if this occurs, proxies will be voted in favor of such other person or persons as may be designated by our Nominating and Governance Committee and our Board.

Director Election Standards

The Company maintains a “majority” voting standard for uncontested elections. For a nominee to be elected to our Board, the nominee must receive more “for” than “against” votes. In accordance with our By-laws and Corporate Governance Guidelines, each director has submitted, or upon his or her nomination will submit, a contingent resignation to the Chair of the Nominating and Governance Committee. The resignation will become effective only if the director fails to receive a sufficient number of votes for re-election and the Board accepts the resignation. In the event of a contested director election, a plurality standard will apply.

✓	The Board of Directors recommends that stockholders vote "FOR" the election of each of the following nominees.

1	Hertz Global Holdings, Inc. 2020 Proxy Statement

Election of Directors (Proposal 1)

Henry R. Keizer, Independent Non-Executive Chair
Mr. Keizer has served as a director of the Company since June 2016 and Hertz since October 2015. Mr. Keizer is 63 years old. He has served as Independent Non-Executive Chair ("Chair") of the Boards of the Company and Hertz since January 2017.

Business Experience. Mr. Keizer formerly served as Deputy Chairman and Chief Operating Officer of KPMG LLP ("KPMG"), the U.S.-based and largest individual member firm of KPMG International (“KPMGI”), a role from which he retired in December 2012. KPMGI is an international professional services organization that provides audit, tax and advisory services throughout the world. Prior to serving as Deputy Chairman and Chief Operating Officer, Mr. Keizer held several key leadership positions throughout his 35 years at KPMG, including Global Head of Audit from 2006 to 2010 and U.S. Vice Chairman of Audit from 2005 to 2010.

Qualifications and Skills
Directorships. Mr. Keizer currently serves as a trustee of the BlackRock Multi-Asset Funds Complex, an investment company. He is also a member of the boards of directors of Sealed Air Corporation., a leading provider of packaging solutions, where he chairs the audit committee, WABCO Holdings, Inc., a global innovator and manufacturer of technologies for commercial vehicles, where he chairs the audit committee and Park Indemnity Ltd., a privately-held Bermuda captive insurer affiliated with KPMGI. He previously served as a director and audit committee chair of MUFG Americas Holdings, Inc. and MUFG Union Bank, each a financial and bank holding company, from 2014 to 2016, and as a director and audit committee chair of Montpelier Re Holdings, Ltd., a global property and casualty reinsurance company, until it merged with Endurance Specialty Holdings Ltd. in July 2015. Mr. Keizer was formerly a director of the American Institute of Certified Public Accountants from 2008 to 2011.

Executive Officer and Leadership Experience. Mr. Keizer has significant management, operating and leadership skills gained as Deputy Chairman and Chief Operating Officer of KPMG and as a director of multiple public and private companies.

Accounting, Financial Reporting and General Industry Experience. As a certified public accountant, Mr. Keizer, has extensive knowledge and understanding of financial accounting, internal control over financial reporting and auditing standards from his many years of experience and key leadership positions held with KPMGI. Mr. Keizer also has over four decades of diverse industry perspective gained through advising companies engaged in manufacturing, banking, insurance, consumer products, retail, technology and energy, providing him with perspective on the issues facing major companies and the evolving business environment.

Risk Management Expertise. Mr. Keizer’s extensive leadership experience at KPMG provides the Board with expertise in risk management and oversight of our domestic and international operations.

David A. Barnes
Mr. Barnes has served as a director of the Company since June 2016 and Hertz since May 2016. Mr. Barnes is 64 years old.

Business Experience. Mr. Barnes has served as Senior Advisor for Bridge Growth Partners LLC (“Bridge Growth”), a private equity fund, since 2016 and in this capacity serves as a member of the board of directors for several privately-held companies in Bridge Growth’s technology investment portfolio.

Mr. Barnes is the former Senior Vice President, Chief Information and Global Business Services Officer of United Parcel Service, Inc. (“UPS”) a role he served in from 2011 to 2016. From 2005 to 2011, Mr. Barnes served as Senior Vice President and Chief Information Officer for UPS. UPS is the world’s largest package delivery company, a leader in the U.S. less-than-truckload industry, a provider of global supply chain management and advanced logistic solutions and an operator of one of the world’s largest airlines. In his role as Chief Information Officer of UPS and a member of the UPS Management Committee, Mr. Barnes was responsible for all aspects of UPS technology utilized in over 220 countries and territories. He also chaired the UPS Information Technology Governance Committee responsible for global technology strategy, architecture, mobility, hardware design and research and development. In addition, he was responsible for information security, served as Co-Chair of the enterprise risk committee and was a member of the UPS Corporate Strategy and the Finance Committees. Prior to serving as a member of the UPS Management Committee, he held a number of key leadership positions throughout his 39-year career at UPS in areas including technology development, operations, UPS airline, international custom house brokerage, mergers and acquisitions and finance.

2	Hertz Global Holdings, Inc. 2020 Proxy Statement

Election of Directors (Proposal 1)

Qualifications and Skills
Directorships. Mr. Barnes was a director at Ingram Micro Inc., a global technology and supply chain service provider, from June 2014 to December 2016, where he was a member of the audit committee and chair of the technology committee. Mr. Barnes also serves as a director for Solace Systems, Inc., a software company, since 2016 where he serves on the audit committee and Back Office Associates, a software company, since 2017 where he serves on the audit and technology committees.

Executive Officer Experience. Mr. Barnes has significant management and leadership skills gained as Chief Information Officer of UPS and as a member of the UPS Management Committee.

Operations Expertise. Mr. Barnes’ role as a former Chief Information Officer of a company with worldwide operations and transactions provides our Board with critical experience regarding our domestic and international operations, including experience with automotive fleet management, in-vehicle telematics, transportation network systems and transportation equipment leasing.

Strategy, Cybersecurity and Technology Experience. Mr. Barnes provides our Board with valuable insights on incorporating technology into our ongoing operations and utilizing technology-based solutions to streamline our business and improve the customer experience. In addition, he provides significant experience managing cybersecurity and information privacy.

SungHwan Cho
Mr. Cho has served as a director of the Company and Hertz since May 2017. Mr. Cho is 46 years old and is affiliated with Carl C. Icahn. Mr. Cho is a party to our Confidentiality Agreement (as defined below) with the Icahn Group. For our arrangements with Mr. Icahn, see the information under “Corporate Governance - Certain Relationships and Related Person Transactions - Agreements with the Icahn Group.”

Business Experience. Mr. Cho has served as Chief Financial Officer of Icahn Enterprises L.P. ("Icahn Enterprises"), a diversified holding company engaged in a variety of businesses, including investment, automotive, energy, gaming, food packaging, metals, mining, real estate and home fashion, since March 2012. Prior to that time, he was Senior Vice President and previously Portfolio Company Associate at Icahn Enterprises since October 2006.

Qualifications and Skills
Directorships. Mr. Cho has been a director of Tenneco, Inc, a manufacturer of products for light vehicles, commercial trucks, and off-highway applications, since April 2019, Icahn Enterprises, since September 2012, and CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, since May 2012 (and has been chairman of the board since June 2018). Mr. Cho was previously a director (and chairman of the board beginning June 2018) of CVR Refining, LP, an independent downstream energy limited partnership, from January 2013 to January 2019, a director (and chairman of the board beginning July 2014) of American Railcar Industries, Inc., a railcar manufacturing company, from June 2011 to December 2018, a director of CVR Partners LP, a nitrogen fertilizer company, from May 2012 to April 2017, a director of Viskase Companies, Inc., a meat casing company, from November 2006 to April 2017, and a director of Take-Two Interactive Software Inc., a publisher of interactive entertainment products, from April 2010 to November 2013. CVR Refining LP, American Railcar Industries, Inc., CVR Partners LP and Viskase Companies, Inc. are or were indirectly controlled by Mr. Icahn. Mr. Icahn also has, or previously had, a noncontrolling interest in Take-Two Interactive Software and Tenneco through the ownership of securities.

Finance and Strategic Experience. Mr. Cho provides our Board with significant financial and strategic experience gained through his experience as Chief Financial Officer of Icahn Enterprises as well as his multiple directorships.

Operating and Corporate Governance Experience. Mr. Cho’s service in other director roles provides our Board extensive operating and governance experience, as well as perspective on the strategy and direction of our Company.

Capital Markets Experience. Mr. Cho’s experience developed through Icahn-related entities provides our Board with important expertise in capital markets and finance matters.

3	Hertz Global Holdings, Inc. 2020 Proxy Statement

Election of Directors (Proposal 1)

Vincent J. Intrieri
Mr. Intrieri has served as a director of the Company since June 2016 and Hertz since September 2014. Mr. Intrieri is 63 years old. Mr. Intrieri is a party to our Confidentiality Agreement (as defined below) with the Icahn Group. For our arrangements with Mr. Icahn, see the information under “Corporate Governance - Certain Relationships and Related Person Transactions - Agreements with the Icahn Group.”

Business Experience. Mr. Intrieri is the Chief Executive Officer and founder of VDA Capital Management LLC, a private investment fund, and was formerly employed by Icahn-related entities from October 1998 to December 2016 in various investment-related capacities. From January 2008 until December 2016, Mr. Intrieri served as Senior Managing Director of Icahn Capital LP, the entity through which Mr. Icahn manages private investment funds. In addition, from November 2004 to December 2016, Mr. Intrieri served as a Senior Managing Director of Icahn Onshore LP, the general partner of Icahn Partners LP, and Icahn Offshore LP, the general partner of Icahn Partners Master Fund LP, entities through which Mr. Icahn invests in securities. From 1992 to 1995, Mr. Intrieri was a partner at Arthur Andersen LLP, a professional services organization.

Qualifications and Skills
Directorships. Mr. Intrieri has been a director of Transocean Ltd., a provider of offshore contract drilling services for oil and gas wells, since May 2014. Mr. Intrieri has also been a director of Navistar International Corporation, a truck and engine manufacturer, since October 2012, where he serves as co-lead director, co-chair of the finance committee and a member of the nominating and governance committee. Mr. Intrieri previously served as a director of Energen Corporation, an independent oil and gas exploration and production company, from March 2018 to December 2018, Conduent Incorporated, a provider of diversified business process services, from January 2017 to May 2018, Chesapeake Energy Corporation, an oil and gas exploration and production company, from June 2012 to September 2016, CVR Refining, LP, an independent downstream energy limited partnership, from September 2012 to September 2014, Forest Laboratories, Inc., a supplier of pharmaceutical products, from June 2013 to June 2014, CVR Energy, Inc., a diversified holding company primarily engaged in the petroleum refining and nitrogen fertilizer manufacturing industries, from May 2012 to May 2014, and Federal-Mogul Corporation ("Federal-Mogul"), a global supplier of products and services related to vehicles and equipment, from December 2007 to June 2013. Mr. Intrieri was also chairman of the board of PSC Metals Inc., a processor and recycler of metals, from 2007 to 2012 and has served as chairman of audit, finance, corporate governance and compensation committees of various public companies throughout his career.

Accounting and Finance Experience. Mr. Intrieri’s significant financial and accounting experience through his directorships and former employment with the Icahn-related entities makes him an important advisor to our Board. Mr. Intrieri was also previously a certified public accountant and partner at a major international accounting firm.

Corporate Governance Experience. Mr. Intrieri’s multiple directorships give him a deep understanding of board responsibilities and provides our Board with strategic oversight capabilities.

Strategic and Risk Management Knowledge. Mr. Intrieri’s experience at the Icahn-related entities and his multiple directorships provide our Board important strategic experience and knowledge of appropriate risks to execute our business strategies.

Kathryn V. Marinello
Ms. Marinello has served as the President and Chief Executive Officer (the "CEO") and a director of the Company and Hertz since January 2017. Ms. Marinello is 63 years old.

Business Experience. Ms. Marinello previously served as a Senior Advisor of Ares Management LLC, a global alternative investment manager, from March 2014 to December 2016, and as Chair, President and Chief Executive Officer of Stream Global Services, Inc., a business process outsourcing service provider, from 2010 to March 2014. Ms. Marinello served as Chair, Chief Executive Officer and President of Ceridian Corporation, a provider of human resources software and services, from 2006 to 2010 (promoted to Chair in 2007). She served in a broad range of senior roles from 1997 to 2006 at General Electric Co. ("GE"), an international industrial and technology company, including leading global, multi-billion dollar financial and services businesses and subsidiaries. During that period, she served as Chief Executive Officer and President of GE Fleet Services at GE Commercial Finance from October 2002 to October 2006 and GE Insurance Solutions from 1999 to 2002. She served as President and Chief Executive Officer of GE Financial Assurance Partnership Marketing Group, a diverse organization that includes GE’s affinity marketing business, Auto & Home Insurance business and Auto Warranty Service business, from December 2000 to October

4	Hertz Global Holdings, Inc. 2020 Proxy Statement

Election of Directors (Proposal 1)

2002. Prior to GE, Ms. Marinello served as President of the Electronic Payments Group at First Data Corporation, which provides electronic banking and commerce, debit and commercial processing to the financial services industry.

Qualifications and Skills
Directorships. Ms. Marinello has served as a director of Volvo Group, a multinational manufacturing company, since April 2014 and as a director of Creative Artists Agency LLC, a talent and sports agency, since early 2020. Ms. Marinello also served as a director at The Nielsen Company B.V., a global information and measurement company, from July 2014 to May 2017, as a director of General Motors Company, a global automotive company, from July 2007 to December 2016, and as a director of RealPage, Inc., a provider of property management software and solutions, from 2015 to March 2017.

Knowledge of the Automotive Industry. Ms. Marinello has significant expertise in the automotive industry through her experience at GE and as a director of Volvo Group and General Motors.

Leadership and Management Experience. Ms. Marinello, through her experiences as our CEO and as a former lead executive of large companies, as well as through her other directorships, has demonstrated excellent leadership abilities, financial and operational expertise, commitment, good judgment and management skills.

Executive Officer Experience. Ms. Marinello’s experience as head of several large companies, as well as her experience as our CEO, adds strategic value to the Board.

Anindita Mukherjee
Ms. Mukherjee has served as a director of the Company and Hertz since May 2018. Ms. Mukherjee is 54 years old.

Business Experience. Ms. Mukherjee is the Chairwoman and Chief Executive Officer of Pernod Ricard USA ("Pernod"), an alcoholic beverage company, since November 2019. Ms. Mukherjee was previously the Global Chief Commercial Officer and the Global Chief Marketing Officer, of S.C. Johnson & Son, Inc. ("SC Johnson"), a multinational consumer product manufacturer, from October 2015 to November 2019. Ms. Mukherjee previously held several senior positions with PepsiCo, Inc. ("PepsiCo"), a multinational food and beverage corporation, from 2005 until October 2015. These positions include President, Global Snacks Group and Global Insights, in 2015, Senior Vice President and Chief Marketing Officer, Frito-Lay, Inc., a subsidiary of PepsiCo, from 2009 to 2015, Group Vice President, Marketing, Frito-Lay, Inc., from 2007 to 2009 and Vice President, Consumer Strategy and Insights, Frito-Lay, Inc., from 2005 to 2007. From 1994 to 2005, Ms. Mukherjee served in a variety of roles with Kraft Foods, Inc., a food and beverage manufacturing and processing company.

Qualifications and Skills
Directorships. Ms. Mukherjee served as a member of the board of directors of Calbee, Inc., a Japanese snack food maker, from June 2015 to October 2015 as a designee of PepsiCo.

Marketing and Strategy Experience. Ms. Mukherjee provides our Board with extensive experience and understanding of marketing and brand strategies through her roles at Pernod, SC Johnson and PepsiCo, which are key areas for our Company’s growth.

Branding, Marketing and Media Expertise. Ms. Mukherjee brings expertise in branding, marketing and global media developed from her roles at three large retail consumer companies to support our continued efforts to develop and communicate our brand and product offerings.

International Business and Leadership Experience. Ms. Mukherjee provides our Board with leadership skills and significant management, operational and strategic experience through her role as Chief Executive Officer of Pernod. Ms. Mukherjee’s experience in managing global branding and marketing efforts for retail consumer companies and her leadership experience provide our Board with specialized perspective and knowledge.

5	Hertz Global Holdings, Inc. 2020 Proxy Statement

Election of Directors (Proposal 1)

Daniel A. Ninivaggi
Mr. Ninivaggi has served as a director of the Company since June 2016 and Hertz since September 2014. Mr. Ninivaggi is 55 years old. Mr. Ninivaggi is a party to our Confidentiality Agreement (as defined below) with the Icahn Group. For our arrangements with Mr. Icahn, see the information under “Corporate Governance - Certain Relationships and Related Person Transactions - Agreements with the Icahn Group.”

Business Experience. Mr. Ninivaggi currently serves as the Managing Member of Protean Services, LLC, an investment research and consulting firm, since December 2019. Mr. Ninivaggi previously served as Chief Executive Officer of Icahn Automotive Group LLC, a provider of automotive parts distribution, repair and service, and as Managing Director of the automotive segment of Icahn Enterprises, positions he held from March 2017 to August 2019. Mr. Ninivaggi served as a director of the Federal-Mogul from March 2010 until March 2017, as Co-Chairman from May 2015 until March 2017 and as Co-Chief Executive Officer and Chief Executive Officer of Federal-Mogul’s Motorparts segment from February 2014 to March 2017. Mr. Ninivaggi was President of Icahn Enterprises from April 2010 to February 2014, and its Chief Executive Officer from August 2010 to February 2014. From January 2011 to May 2012, Mr. Ninivaggi also served as the Interim President and Interim Chief Executive Officer of Tropicana Entertainment Inc., a company primarily engaged in the business of owning and operating casinos and resorts. From 2003 until 2009, Mr. Ninivaggi held a variety of executive positions at Lear Corporation, a global tier one supplier of automotive seating and electrical and electronic power management systems and components.

Qualifications and Skills
Directorships. Mr. Ninivaggi has been a director of numerous public and private companies, including Navistar International Corporation, a manufacturer of commercial and military trucks, buses and engines, from August 2017 to October 2018, Icahn Enterprises G.P. Inc., which is the general partner of Icahn Enterprises, from March 2012 until May 2015, CVR Energy, Inc., an independent petroleum refiner and marketer of high value transportation fuels, from May 2012 to February 2014, CVR GP, LLC, the general partner of CVR Partners LP, a nitrogen fertilizer company, from May 2012 to February 2014, Viskase Companies, Inc., a food packaging company, from June 2011 to February 2014, XO Holdings, a competitive provider of telecom services, from August 2010 to February 2014, Tropicana Entertainment Inc., a hotel and casino operator, from January 2011 to December 2015, CIT Group Inc. from December 2009 to May 2011 and Motorola Mobility Holdings Inc. from December 2010 to May 2011.

Executive Officer and Leadership Experience. Mr. Ninivaggi provides the Board with leadership skills, significant management, strategic and operational experience through his positions as Chief Executive Officer of Icahn Enterprises, Chief Executive Officer of Tropicana Entertainment Inc., Chief Executive Officer of Icahn Automotive Group LLC, Co-Chief Executive Officer and Co-Chairman of Federal-Mogul and as a director and officer of multiple public and private companies.

Strategic and Risk Management Knowledge. Mr. Ninivaggi provides the Board with significant experience in the evaluation of strategic opportunities and offers our Board perspectives on risk management with respect to our operations.

Extensive Knowledge of the Company’s Business and Industry. Mr. Ninivaggi provides the Board with specialized expertise on matters related to the automotive industry through his roles at Icahn Automotive Group LLC, Federal-Mogul, Lear Corporation and other directorships.

Kevin M. Sheehan
Mr. Sheehan has served as a director of the Company and Hertz since August 2018. Mr. Sheehan is 66 years old.

Business Experience. From August 2016 to May 2018, Mr. Sheehan served as the President and Chief Executive Officer of Scientific Games Corporation, an international gaming and lottery company. Mr. Sheehan served as Chief Executive Officer of Norwegian Cruise Line Holdings Ltd., a global cruise line operator (“Norwegian Cruise Line”), from November 2008 through January 2015 and as President of Norwegian Cruise Line from August 2010 through January 2015 (and previously from August 2008 through March 2009). Mr. Sheehan also served as Chief Financial Officer of Norwegian Cruise Line from November 2007 until September 2010. Before joining Norwegian Cruise Line, Mr. Sheehan served as a consultant to private equity firms, including Cerberus Capital Management LP and Clayton Dubilier & Rice LLC. From 2001 to 2005. Mr. Sheehan held various senior executive roles at Cendant Corporation, including Chairman and Chief Executive Officer of the corporation’s Vehicle Services Division (which included Avis Rent A Car, Budget Rent A Car, Budget Truck, PHH Vehicle Management, First Fleet and Wright Express businesses) from January 2003 through May 2005 and Chief Financial Officer from March 2001 through May 2003.

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Election of Directors (Proposal 1)

Qualifications and Skills
Directorships. Mr. Sheehan currently serves on the boards of directors of Gannet Co, Inc., a diversified portfolio of local media assets and digital marketing services businesses, including USA Today, where he has served as lead director since 2006 and is a member of the audit committee, Dave & Buster's Entertainment, Inc., operator of venues that combine entertainment and dining in North America for adults and families, where he has served since 2011 and is a member of the audit committee, and Navistar International Corporation, a manufacturer of commercial and military trucks, where he has served since October 2018 and is a member of the audit and compensation committees. Mr. Sheehan previously served on the boards of directors of Scientific Games Corporation from August 2016 to September 2018 and Bob Evans Farms, Inc. from 2014 to August 2017.

Executive Officer and Leadership Experience. Mr. Sheehan provides the Board with extensive experience as both principal executive and principal financial officer for several public and private entities. Through his experience as chief financial officer of several large corporations he has gained significant financial experience as well as an understanding of the complexities of our current economic environment.

Extensive Knowledge of the Company’s Business and Industry. Mr. Sheehan provides the Board with in-depth knowledge of the travel, tourism and vehicle rental businesses through his roles as Chief Executive Officer, President and Chief Financial Officer of Norwegian Cruise Line, Chairman and Chief Executive Officer of Cendant Corporation’s Vehicle Services Division and a director of several public companies.

Financial and Investment Knowledge. Mr. Sheehan provides the Board significant experience in the evaluation of investment opportunities as well as significant financial and business knowledge relevant to the Company’s operating and financial plans.

7	Hertz Global Holdings, Inc. 2020 Proxy Statement

Corporate Governance

CORPORATE GOVERNANCE

Our business is managed under the direction of our Board. Our Board is committed to good corporate governance and promoting the long-term interests of our stockholders by adopting structures, policies and practices that promote responsible oversight of management.

Director Independence

Our Corporate Governance Guidelines require that the Board be composed of a majority of “independent” directors. No director will be deemed independent unless the Board affirmatively determines that the director has no material relationship with the Company, directly or as an officer, stockholder or partner of an organization that has a relationship with the Company. The Board has established standards to assist it in making independence determinations, which are set forth in Annex A to our Corporate Governance Guidelines.

In accordance with the NYSE Corporate Governance Standards and the Company’s Corporate Governance Guidelines, the Board conducted its review of all relationships between the Company and each director and director nominee and has affirmatively determined that, with the exception of Ms. Marinello, none of them has a material relationship with the Company or any other relationship that would preclude his or her independence under the NYSE Corporate Governance Standards. Accordingly, the Board has determined that each of our current directors, other than Ms. Marinello, is an independent director under the NYSE Corporate Governance Standards and the Company’s Corporate Governance Guidelines.

Any director whose affiliation or position of principal employment changes substantially after election to the Board or any independent director who ceases to qualify as independent after election to the Board will be expected to offer to submit a resignation as a director promptly for consideration by the Board of the effect of such change upon the interests of the Company.

Additionally, the Board has affirmatively determined that each member of the Audit Committee meets the independence and financial literacy requirements for audit committee membership under the NYSE Corporate Governance Standards and Rule 10A-3(b)(1) under the Exchange Act, and each member of the Compensation Committee and Nominating and Governance Committee meets the independence and other requirements for compensation committee and governance committee membership, respectively, as set forth in the NYSE Corporate Governance Standards, the Company's Corporate Governance Guidelines and the rules of the SEC applicable to boards of directors in general and compensation committees and governance committees in particular, respectively. See "Corporate Governance - Roles and Responsibilities of Board Committees" for specific independence requirements.

Board Evaluation Process

The Nominating and Governance Committee of our Board leads the Board in an annual self-evaluation to determine whether it and its committees are functioning effectively. The Nominating and Governance Committee is responsible for oversight of the evaluation process and reports on the process to the Board.

In addition, each committee of the Board conducts annual evaluations of its performance and reports to the Board on such evaluation. The Nominating and Governance Committee reviews the evaluations prepared by each Board committee of such committee's performance and determines whether to propose any changes to the Board.

As part of the self-assessment process, each Board and committee member provides feedback on a range of topics relevant to the performance and effectiveness of the Board and the applicable committee. Below is a summary of the evaluation process.

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Corporate Governance

Step 1 Annual Board and committee evaluations
The Board engaged an independent external advisor specializing in corporate governance to coordinate the Board’s self-assessment by its members. The advisor provided a list of questions to each director and then performed one-on-one confidential interviews with each of the directors.

Step 2 Initial Report
The independent external advisor prepared and presented a report to the Chair of the Nominating and Governance Committee and Chair of the Board that aggregated and summarized the findings of the advisor based on the interviews that were conducted. All responses from directors during the self-assessment were kept confidential and anonymous. The report also discussed governance trends that the Board may want to take into consideration.

Step 3 Board and committee review
The aggregated results and summary of the Board’s self-assessment were presented to the Board for its review and discussion at a full Board meeting, at which time the Board considered what, if any, actions might be implemented to enhance future performance of the Board. In addition, each of the committees discussed the results of its self-assessment and any actions that might be taken to improve the committee’s future performance. The Nominating and Governance Committee considers the results of the self-assessment process when it periodically evaluates the size, structure and composition of the Board, as well as the role, composition and allocation of responsibilities among Board committees.

Director Orientation and Education

New directors are provided with a comprehensive orientation with respect to their responsibilities and duties as directors and the business of the Company. Our directors are provided continuing education opportunities with the objective of maintaining or enhancing their skills and abilities as directors. The Board is updated appropriately by management and other leading experts on emerging corporate governance issues and matters that are relevant to the Company and its business. In addition, all of our directors are members of the National Association of Corporate Directors and they are assigned a board advisor to assist them in finding appropriate educational opportunities.

Meetings and Committees of the Board of Directors

Our Board held a total number of 14 meetings in 2019. Each of our directors attended 75% or more of the aggregate of (i) the total number of meetings our Board (held during the period for which he or she was a director) and (ii) the total number of meetings held by all committees of our Board on which he or she served (during the period for which he or she served). We do not have a policy regarding director attendance at our annual meeting. All of our directors standing for re-election attended the 2019 Annual Meeting.

The following table sets forth the members of our Board, the standing committees of the Board on which they served in 2019, the chairs of the committees, the members of the Audit Committee designated by the Board as “financial experts” as defined in Item 407 of Regulation S-K, the non-independent member of the Board, our CEO, and the number of committee meetings held during 2019.

Director	Audit Committee	Compensation Committee	Finance Committee	Nominating and Governance Committee	Technology Committee
Henry R. Keizer*	C		●	●
David A. Barnes*	●	●		●	C
SungHwan Cho		●	●		●
Vincent J. Intrieri*	●		C	C
Kathryn V. Marinello**
Anindita Mukherjee	●	●			●
Daniel A. Ninivaggi		C		●	●
Kevin M. Sheehan			●		●
Number of 2019 Meetings	11	7	11	13	11

● Member    C Chair    * Financial Expert    ** Non-Independent Director

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Corporate Governance

Roles and Responsibilities of the Board Committees

Our Board has five standing Committees: Audit Committee; Compensation Committee; Finance Committee, Nominating and Governance Committee; and Technology Committee. Each Committee has a written charter and each charter is available on the “Investor Relations — About Hertz—Committee Charters” portion of our website, www.hertz.com.

Audit Committee
Qualifications:

●    Each member of the Audit Committee is required to meet all independence requirements of the NYSE Corporate Governance Standards, Rule 10A-3(b)(1) of the Exchange Act and applicable law.

●    Our Board has determined that each member of the Audit Committee is “financially literate” as defined under the NYSE Corporate Governance Standards.

●    The Board has determined that each of Mr. Keizer, Mr. Barnes and Mr. Intrieri is an “audit committee financial expert” under the applicable SEC rules based on their experience and qualifications.

●    No member of the Audit Committee simultaneously serves on the audit committees of more than three public companies, including that of the Company.

Primary Responsibilities:

●    Oversees our accounting, financial and external reporting policies and practices, as well as the integrity of our financial statements.

●    Monitors the independence, qualifications and performance of our independent certified registered public accounting firm.

●    Oversees the performance of our internal audit function, the management information systems and operational policies and practices that affect our internal controls.

●    Monitors our compliance with legal and regulatory requirements.

●    Reviews our guidelines and policies as they relate to risk management and the preparation of our Audit Committee’s report included in our proxy statement.

Compensation Committee
Qualifications:

●    Each member of the Compensation Committee is required to meet all independence requirements of the NYSE Corporate Governance Standards and applicable law.

●    Each member of the Compensation Committee is required to be a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

Primary Responsibilities:

●    Oversees our compensation and benefit policies, generally.

●    Evaluates the performance of our CEO as related to all elements of his or her compensation, as well as the performance of our senior management group.

●    Reviews compliance with our Stock Ownership Guidelines applicable to senior management and non-employee directors.

●    Reviews our policies and procedures related to collective bargaining agreements and labor policy.

●    Approves and recommends to our Board all compensation plans and arrangements for our senior management group.

●    Reviews and approves or recommends to our Board the short-term compensation and equity award grants to certain members of our senior management group under our incentive plans.

●    Prepares reports on executive compensation required for inclusion in our proxy statement.

●    Reviews our management succession plan.

●    Reviews and recommends to our Board the compensation paid to our directors.

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Corporate Governance

Finance Committee
Qualifications:

●    A majority of the members of the Finance Committee are required to meet all independence requirements of the NYSE Corporate Governance Standards and applicable law.

●    Each member of the Finance Committee is required to be a “non-employee director” for purposes of Rule 16b-3 of the Exchange Act.

Primary Responsibilities:

●    Reviews and approves our capital markets and financing plans consistent with the prior approvals of the Board, including our debt, equity or other financing arrangements (including refinancing activity).
●    Reviews the material terms and conditions of our long-term debt and equity financings and issuances consistent with the prior approvals of the Board, including with respect to bank loans, letter of credit facilities, securitization facilities, collateral security or pledge agreements, promissory notes, commercial paper and guarantees.
●    Reviews our dividend policy and share repurchase strategy and recommends to the Board the amount and frequency of any dividends or share repurchases (if any).
●    Reviews and approves entering into swap and other derivative transactions consistent with the prior approvals of the Board.
●    Reviews with management the financial considerations relating to pension and retirement plans.

Nominating and Governance Committee
Qualifications: ● Each member of the Nominating and Governance Committee is required to meet all independence requirements of the NYSE Corporate Governance Standards and applicable law.
Primary Responsibilities:

●    Assists our Board in determining the skills, qualities and eligibility of individuals recommended for membership on our Board.

●    Reviews the composition of our Board and its committees to determine whether it may be appropriate to add or remove individuals.

●    Reviews and evaluates directors for re-nomination and re-appointment to committees.

●    Reviews and assesses the adequacy of our Corporate Governance Guidelines, Standards of Business Conduct and Directors’ Code of Business Conduct and Ethics.

●    Reviews and oversees corporate social responsibility strategy and performance, director orientation and Board continuing education.

●    Leads our Board in a self-evaluation to determine whether it and its committees are functioning effectively.

Technology Committee
Qualifications: ● Each member of the Technology Committee is required to meet all independence requirements of the NYSE Corporate Governance Standards and applicable law.
Primary Responsibilities:

●    Evaluates technology-related systems architecture for consistency with our organizational structure, strategy and business objectives.
●    Evaluates the progress of technology projects and systems architecture alternatives.
●    Evaluates the capacity, performance, reliability and competitiveness of our technology-related systems.
●    Reviews the technology budget for alignment with our strategy and goals and makes recommendations to the Board for technology-related investments.
●    Evaluates the effectiveness of technology systems relative to customer service capabilities and performance.
●    Monitors the quality and effectiveness of our cybersecurity initiatives.

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Corporate Governance

Risk Oversight

Our Board and Committees. Our Board works with management to set the short-term and long-term strategic objectives of the Company and to monitor progress on those objectives. In setting and monitoring strategy, the Board, along with management, considers the risks and opportunities that impact the long-term sustainability of the Company's business model and whether the strategy is consistent with the Company's risk tolerance. The Board regularly reviews the Company's progress with respect to its strategic goals, the risks that could impact the long-term sustainability of our business and the related opportunities that could enhance the Company's long-term sustainability. The Board oversees these efforts in part through its various committees based on each committee's responsibilities and expertise. The Audit Committee focuses on financial risk, including internal controls, and annually reviews with management our guidelines and policies and the commitment of internal audit resources as they relate to risk management. The Technology Committee oversees cybersecurity risk and other technology risks to our business. As described below, the Compensation Committee strives to create compensation incentives that encourage a level of risk-taking behavior consistent with the Company’s business strategy.

In addition to the committees of the Board, the Company’s management is significantly involved in risk oversight. The Company established an Enterprise Risk Management Office that works with the Company’s Risk Management Committee to assist in the identification, assessment and management of risks.  The Risk Management Committee consists of members of management and is not a formal Board committee.  The Risk Management Committee provides the Board with additional assurance about Hertz’s risk management practices and maintains a lead role in the implementation, coordination, alignment and enhancement of the organization’s global Enterprise Risk Management framework.  In addition, the Enterprise Risk Management Office updates the Board annually on the Risk Management Committee’s activities, including the latest risk assessment results.

Compensation Programs. In October 2019, the Compensation Committee conducted its annual review of the risk profile of our compensation programs. In connection with this review, the Compensation Committee engaged its independent consultant, Pay Governance LLC ("Pay Governance"), to assist in analyzing the Company’s compensation programs and associated compensation risks. Pay Governance, with the assistance of management, prepared a risk profile assessment of the Company’s compensation programs. The Compensation Committee concluded that the risks arising from the Company's compensation programs are not reasonably likely to have a material adverse effect on the Company.

Stockholder Communications with the Board
Stockholders and other interested parties who wish to contact our directors may send written correspondence to Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, Attention: Corporate Secretary. Communications addressed to directors that discuss business or other matters relevant to the activities of our Board will be preliminarily reviewed by the office of the Corporate Secretary and then distributed either in summary form or by delivering a copy of the communication to the director, or group of directors, to whom they are addressed.

Director Nominations

Directors may be nominated by the Board or by stockholders of the Company in accordance with the Company's By-Laws. The Nominating and Governance Committee recommends to the Board criteria for Board membership, which includes the criteria in our Corporate Governance Guidelines, and when requested by the Board, recommends candidates for membership on the Board. Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected candidates as appropriate. Nominees for director are selected on the basis of their business experience, qualifications, attributes and skills, such as relevant industry knowledge, specific experience with technology, accounting, finance, leadership, strategic planning, international markets, independence, judgment, integrity, diversity of backgrounds, the absence of potential conflicts with our interests and such other criteria as may be established by the Board from time to time. In addition, the Board considers, in light of our business, each director nominee's experience, qualifications, attributes and skills that are identified in the biographical information contained in "Election of Directors (Proposal 1)."

To nominate a person to serve on the Board, a stockholder should write to Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, Attention: Corporate Secretary. Director nominations must be delivered to the Corporate Secretary in accordance with the Company’s By-laws. This generally means the nomination must be delivered not fewer than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting,

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provided, that if the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date of the preceding year’s annual meeting, the notice must be delivered not earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of the ninetieth day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Company. The nomination must contain any applicable information set forth in the Company’s By-laws. The Nominating and Governance Committee will consider and evaluate persons nominated by stockholders in the same manner as it considers and evaluates other potential directors. The Nominating and Governance Committee also takes into consideration any written arrangements for director nominations the Company is a party to, including the Confidentiality Agreement we entered into with Mr. Icahn, described under “Certain Relationships and Related Person Transactions — Agreements with the Icahn Group.”

Policy on Diversity

The Corporate Governance Guidelines and the Nominating and Governance Committee charter specify that the Nominating and Governance Committee considers several factors, including diversity, when evaluating or conducting searches for directors. The Nominating and Governance Committee interprets diversity broadly to include a variety of opinions, perspectives, personal and professional experiences and backgrounds, such as international and multicultural experience and understanding, as well as other differentiating characteristics, including race, ethnicity and gender.

Director Search
In identifying prospective director candidates for the Board, the Nominating and Governance Committee may seek referrals from other members of the Board, management, stockholders and other sources. The Nominating and Governance Committee also may, but need not, retain a professional search firm in order to assist it in these efforts. The Nominating and Governance Committee and the Board utilize the same criteria for evaluating candidates regardless of the source of the referral.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines containing standards for the Nominating and Governance Committee to determine director qualifications. The Corporate Governance Guidelines provide that the Nominating and Governance Committee, in making recommendations about nominees to the Board, will:

●
Review candidates’ qualifications for membership on the Board based on the criteria approved by the Board and taking into account the enhanced independence, financial literacy and financial expertise standards that may be required under law or the NYSE Corporate Governance Standards for committee membership purposes;

●	In evaluating current directors for re-nomination to the Board, assess the performance and independence of such directors; and

●
Periodically review the composition of the Board in light of the current challenges and needs of the Board and the Company, and determine whether it may be appropriate to add or remove individuals after considering issues of judgment, diversity, age, skills, background, experience and independence;

The Corporate Governance Guidelines also contain policies regarding director independence, the mandatory retirement age of directors, simultaneous service on other boards and substantial changes relating to a director’s affiliation or position of principal employment. Among other things, the guidelines establish responsibilities for meeting preparation and participation, the evaluation of our financial performance and strategic planning. Copies of our Corporate Governance Guidelines as well as our written Directors’ Code of Business Conduct and Ethics (the “Directors’ Code of Conduct”) and Standards of Business Conduct are available without charge on the “Investor Relations — About Hertz—Governance Documents” portion of our website, www.hertz.com.

Our Board Leadership

As indicated in our Corporate Governance Guidelines, the Board believes it is important to retain its flexibility to allocate the responsibilities of the offices of the Chair and CEO in a manner that is in the best interests of our Company. The Board believes that the decision as to who should serve as Chair and CEO, and whether the offices should be combined or separate, should be assessed periodically by the Board and that the Board should not be constrained by a rigid policy mandating the structure of such positions. The Board currently believes that the most effective and efficient

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leadership structure for our Company is for Ms. Marinello to serve as CEO while Mr. Keizer serves as Chair of our Board.

The Board believes that the current leadership structure is appropriate, benefits the Company by delineating separate roles of management and oversight over management and is recognized as a best practice for corporate governance. Our CEO and her management team provide the overall strategy and daily leadership for our Company, and the Board, along with the Chair, provides oversight and evaluates the performance of management. The Chair, in consultation with the CEO, has responsibility for chairing and determining the length and frequency of Board meetings as well as setting the agenda for such meetings.

Non-employee members of the Board meet at regularly scheduled executive sessions without management. Executive sessions of the Board are chaired by the Chair. Each of the committees also meets regularly in executive session without management, and the committee chair presides at the executive sessions.

Certain Relationships and Related Person Transactions

The Board has adopted the Related Person Transaction Policy and Procedures (the “RPT Policy”) to assist it in reviewing, approving and ratifying related person transactions and to assist the Company in the preparation of related disclosures required by the SEC. The RPT Policy supplements, and does not supersede, our other policies that may be applicable to transactions with related persons, such as our Corporate Governance Guidelines, Directors’ Code of Conduct and Standards of Business Conduct.

All potential related person transactions must be reported to the General Counsel who consults with the Chair of the Audit Committee to determine if the related person transaction is a transaction subject to the RPT Policy. If the General Counsel in consultation with the Chair of the Audit Committee so determines, then the Audit Committee shall consider the related person transaction for approval or ratification in accordance with the RPT Policy. The Audit Committee may determine to refer the review and approval or ratification of a related person transaction to another committee of directors established by the Board and consisting solely of independent directors who are disinterested in the related person transaction.

In reviewing a related person transaction for approval or ratification, the Audit Committee will consider all of the relevant facts and circumstances. If the related person transaction involves a non-employee director or nominee, the Audit Committee will consider whether such transaction would compromise such director’s status as (i) an independent director under the NYSE Listing Standards and any categorical independence standards included in our Corporate Governance Guidelines, (ii) a “non-employee director” under Rule 16b-3 of the Exchange Act, if such non-employee director serves on the Compensation Committee or (iii) an independent director under Rule 10A-3 of the Exchange Act.

Generally, the RPT Policy applies to any current or proposed transaction in which:

●	the Company was or is to be a participant;

●	the amount involved is reasonably likely to exceed $120,000; and

●	any related person had or will have a direct or indirect material interest.

The Audit Committee will not approve or ratify a related person transaction unless, after considering all relevant information, it has determined in good faith that the transaction is in, or is not inconsistent with, the best interests of the Company.

The Directors’ Code of Conduct is applicable to all Board members and provides guidance for handling unforeseen situations that may arise, including conflicts of interest. Pursuant to the Directors’ Code of Conduct, a conflict of interest may arise when a Board member’s private interest interferes in any way — or even appears to interfere — with the interests of the Company as a whole. The Directors’ Code of Conduct specifies that a conflict of interest may include, among other things, the following:

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Corporate Governance

●
When a Board member or a member of his or her family takes actions or has interests that may make it difficult for the Board member to make decisions on behalf of the Company objectively and effectively;

●
Where a Board member or a member of his or her family has a financial interest in, or is engaged, directly or indirectly, in the management of an organization that deals with the Company as a supplier, contractor, purchaser or distributor of the Company’s products or services, or is a competitor; and

●
Where a Board member renders services to another organization or individual as an employee, agent, consultant or director if the organization or individual is doing or seeking to do business with the Company or is a competitor.

Pursuant to the Directors’ Code of Conduct, any member of our Board who believes he or she has an actual or potential conflict of interest with us is obligated to notify the Chair of the Nominating and Governance Committee as promptly as practicable. That member should not participate in any decision by our Board, or any committee of our Board, that in any way relates to the matter that gives rise to the conflict or potential conflict of interest until the issue has been resolved to the satisfaction of the Chair of the Nominating and Governance Committee or the Board.

The Standards of Business Conduct are applicable to all employees, officers and directors of the Company and its subsidiaries. The Standards of Business Conduct generally prohibit employees from maintaining outside business or financial interests or engaging in outside business or financial activity that conflicts with the interests of the Company.

The following is a description of certain relationships and transactions that existed or that we have entered into with our directors, major stockholders and certain other related persons in 2019, as well as certain other transactions.

●
Agreements with the Icahn Group. In June 2016, the Company entered into a confidentiality agreement (the “Confidentiality Agreement”) with Carl C. Icahn, High River Limited Partnership, Hopper Investments LLC, Barberry Corp., Icahn Partners LP, Icahn Partners Master Fund LP, Icahn Enterprises G.P. Inc., Icahn Enterprises Holdings L.P., IPH GP LLC, Icahn Capital LP, Icahn Onshore LP, Icahn Offshore LP, Beckton Corp., Vincent J. Intrieri, Samuel J. Merksamer and Daniel A. Ninivaggi (collectively, the “Icahn Group”). At the 2017 annual meeting of stockholders, Mr. Merksamer did not seek re-nomination and Mr. Cho was nominated and elected to our Board. Messrs. Intrieri, Ninivaggi and Cho, each of whom is currently appointed as a director of the Company pursuant to the Confidentiality Agreement, are permitted to disclose confidential information to representatives of the Icahn Group pursuant to such agreement. Until the date that the Icahn Group no longer has a designee on the Company's Board, the Icahn Group agrees to vote all of its shares of common stock of the Company in favor of the election of all of the Company's director nominees at each annual or special meeting of the Company. Mr. Intrieri and Mr. Ninivaggi are no longer employees of the Icahn Group and its affiliated entities.

In addition, the Company, High River Limited Partnership, Icahn Partners LP and Icahn Partners Master Fund LP entered into a registration rights agreement, dated June 30, 2016 (the “Registration Rights Agreement”). Pursuant to the Registration Rights Agreement, among other things, and subject to certain exceptions, the Company agreed to effect up to two demand registrations with respect to shares of our common stock held by members of the Icahn Group. The Company also agreed to provide, with certain exceptions, certain piggyback registration rights with respect to common stock held by members of the Icahn Group.

In the normal course of business, the Company purchases goods and services and leases property from entities controlled by Carl C. Icahn and his affiliates, including The Pep Boys - Manny, Moe & Jack. During the year ended December 31, 2019, the Company purchased approximately $57 million worth of goods and services in the ordinary course of business from these related parties.

●
Transactions and Agreements between the Company and Hertz. In June 2017, Hertz entered into a master loan agreement with the Company for a facility size of up to $425 million at an interest rate based on the U.S. Dollar LIBOR rate plus a margin (the "2017 Master Loan"). In June 2018, upon expiration of the 2017 Master Loan, Hertz entered into a master loan agreement with the Company for a facility size of $425 million with an expiration in June 2019 (the "2018 Master Loan") where amounts outstanding under the 2017 Master Loan were transferred to the 2018 Master Loan.

In June 2019, upon expiration of the 2018 Master Loan, Hertz entered into a new master loan agreement with the Company for a facility size of $425 million with an expiration in June 2020 (the "2019 Master Loan") where amounts

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outstanding under the 2018 Master Loan were transferred to the 2019 Master Loan. The interest rate is based on the U.S. Dollar LIBOR rate plus a margin. As of December 31, 2019 and 2018, there was $129 million and $117 million outstanding under the 2019 Master Loan and 2018 Master Loan, respectively, representing advances and any accrued but unpaid interest. Additionally, Hertz has a due to an affiliate in the amount of $65 million as of December 31, 2019 and 2018, respectively which represents a tax-related liability to the Company.

●
Other Relationships. In connection with its vehicle rental businesses, the Company enters into millions of rental transactions every year involving millions of customers. In order to conduct those businesses, the Company also procures goods and services from thousands of vendors. Some of those customers and vendors may be affiliated with members of the Company's Board. The Company believes that all such rental and procurement transactions involved terms no less favorable to the Company than those that it believes would have been obtained in the absence of such affiliation. The Company's Nominating and Governance Committee oversees compliance through our Standards of Business Conduct, reviews conflicts of interest involving directors and determines whether to approve each transaction that involves the Company or any of its affiliates, on one hand, and (directly or indirectly) a director or member of his or her family or any entity managed by any such person, on the other hand.

767 Auto Leasing LLC

In January 2018, Hertz entered into a Master Motor Vehicle Lease and Management Agreement (the “767 Lease Agreement”) pursuant to which Hertz granted 767 Auto Leasing LLC (“767”), an entity affiliated with the Icahn Group, the option to acquire certain vehicles from Hertz at rates aligned with the rates at which Hertz sells vehicles to third parties.  Hertz leases the vehicles purchased by 767 under the 767 Lease Agreement or from third parties, under a mutually developed fleet plan and Hertz manages, services, repairs, sells and maintains those leased vehicles on behalf of 767.  Hertz currently rents the leased vehicles to drivers of TNCs from rental counters, some of which are within locations leased or owned by affiliates of 767 ("Icahn Locations", including locations operated under a master lease agreement with The Pep Boys - Manny, Joe & Jack. The 767 Lease Agreement had an initial term, as extended, of approximately 22 months, and is subject to automatic six-month renewals thereafter, unless terminated by either party (with or without cause) prior to the start of any such six-month renewal. 767’s payment obligations under the 767 Lease Agreement are guaranteed by American Entertainment Properties Corp. ("AEPC"), an entity affiliated with the Icahn Group. During 2019, AEPC contributed $49 million to 767 along with certain services.

Pursuant to the 767 Lease Agreement, the Company is entitled to 25% of the profit from the rental of the leased vehicles, which is variable and based primarily on the rental revenue, less certain vehicle-related costs, such as depreciation, licensing and maintenance expenses. The Company has determined that it is the primary beneficiary of 767 due to its power to direct the activities of 767 that most significantly impact 767's economic performance and the Company's obligation to absorb 25% of 767's gains and losses. Accordingly, 767 is consolidated by the Company as a variable interest entity.

In October 2019, the 767 Lease Agreement was amended to provide, among other changes, 767 vehicles will be available for rent from Hertz locations that are opened in replacement of closed Icahn Locations, and the 767 vehicles may be available for rent to traditional off-airport customers in addition to TNC drivers, when certain conditions apply.

Indemnification Agreements

The Company is a party to indemnification agreements with each of its directors. The indemnification agreements provide the directors with contractual rights to indemnification and expense advancement, which are also provided under the Company’s By-laws.

Corporate Responsibility
We believe that managing our businesses ethically and responsibly is critical to our success as well as the right thing to do. As such, our Board reviews our corporate social responsibility initiatives and tasked the Nominating & Governance Committee with the responsibility to review such issues, including with respect to environmental, social and governance matters, and the Company's relationships and visibility as a corporate citizen both locally and globally. In addition, we enacted an executive steering council, comprised of members of our senior management group and leaders within our key functional areas, to enhance our long-term strategy and to assess annual performance against key indicators.

16	Hertz Global Holdings, Inc. 2020 Proxy Statement

Corporate Governance

We are committed to continuous improvement that encourages sustainable innovation and enhances our business performance in three key areas: people, planet and product.

Our People and Communities
Our employees help drive our progress, innovation and success. As a global company, we have a responsibility to promote the well-being of our people and provide opportunities for them to thrive in their environment. We are growing our business in a way that is inclusive and supportive to all. Attracting and retaining top talent is more than a measure of our business success; it’s a measure of who we are and what we value. In addition, we engage with our communities, and through our global charitable giving and volunteer programs, we are committed to making a positive difference in the areas where we work, live and serve.

Diversity. We foster a diverse and inclusive work environment. Maintaining this diversity begins with a firm commitment to equal opportunity, non-discrimination and anti-harassment. In addition, we adhere to all relevant laws and mandatory reporting requirements.

Employee Benefits. We offer competitive pay and a comprehensive benefits package to permanent employees, including medical and dental plans, paid leave, retirement plans with company contributions and life insurance coverage. In addition, we provide free health screenings and wellness coaching. Our employees also enjoy discounts on car rentals and used car purchases.

Communities. We believe community involvement is critical to operating as a responsible business and we have a long-standing commitment to our communities. That’s why we are committed to creating stronger, healthier places to live and work, whether through corporate philanthropy, employee giving or volunteerism.

The Environment
We are committed to reducing the impact our operations have on the environment and the communities we operate in through sustainable business practices, strategic decision-making, community partnerships and smart investments in future technologies.

Fuel Efficient Fleet. We work to make sustainable mobility a viable, global reality by providing customers and communities with access to fuel-efficient and lower emission vehicles. As car manufacturers offer more electric vehicles ("EVs") and the charging infrastructure matures, we are well positioned to offer EVs as influenced by customer demand and other economic factors. During the year ended December 31, 2019, our approximate average holding period for a rental vehicle is 18 months in the U.S. and 12 months in our international operations, which allows us to respond to changing customer preference on an ongoing basis.

We also partner with our corporate customers to create personalized green travel programs which are aimed at reducing carbon emissions and fuel costs associated with their vehicle rentals, including a program through a leading third party administrator, for related carbon offsets. Additionally, we offer customization of green fleet goals to help our corporate customers reduce fuel costs and expand their employees’ use of alternative-fuel vehicles.

Waste Reduction and Recycling. We work to integrate environmental sustainability across our operations, from our car washes to the way we build our rental locations. Resource conservation and waste reduction is at the forefront of that integration. We are committed to waste reduction across our global footprint. Recycling efforts include, but are not limited to, recycling used oils and solvents, tires, batteries, information technology equipment, and general mixed materials.

Green Construction. We incorporate sustainable design and construction practices across the company, based on Leadership in Energy and Environmental Design ("LEED") standards. LEED is a green building rating system administered by the U.S. Green Building Council. Following LEED standards ensures our rental and corporate locations are built in an environmentally sustainable manner, including our world headquarters in Estero, Florida, which is LEED Gold®. These standards also aim to enhance the health and comfort of building occupants, improve overall building performance and deliver cost savings.

Our Business
Ethics. We are committed to operating in compliance with all applicable laws and maintaining the highest standards

17	Hertz Global Holdings, Inc. 2020 Proxy Statement

Corporate Governance

of ethical conduct. Our expectations may be high, but they are clear. Integrity is essential to every aspect of our business, both in policy and practice. Our Standards of Business Conduct informs when we should ask for further direction to support a policy or procedure and provides information, guidance and references covering a range of topics. In February 2020, the Company was recognized by the Ethisphere Institute ("Ethisphere"), a company that defines and advances the standards of ethical business practices, as one of the world's most ethical companies. We were the first car rental company to earn the title from Ethisphere and the only company in the Transportation & Logistics category.

Supplier Diversity. Our objective is to provide certified small, disadvantaged, minority and women-owned business enterprises with the opportunity to compete to deliver products and services that support our brands. We are a member of the National Minority Supplier Development Council and many of its local affiliate councils throughout the U.S. In support of our extensive presence at airports, we are also members of the Airport Minority Advisory Council.

Data Protection. We are committed to operating in compliance with all applicable privacy and data security laws. We have standards and policies designed to maintain the proper handling, use and storage of customer and employee information, including privacy protection, maintenance of data integrity and security. In addition, our employees participate in mandatory training and ongoing engagement that ensures our entire team is on the same page regarding compliance with our policies and practices.

Our most recent Corporate Responsibility Report is available on our website, www.hertz.com.

18	Hertz Global Holdings, Inc. 2020 Proxy Statement

Director Compensation

2019 DIRECTOR COMPENSATION

Our Nominating and Governance Committee recommended, and our Board determined, that non-employee directors are to be compensated for their service on the Board as described below. Directors who are employees of the Company receive no additional compensation for serving as directors. In October 2019, the responsibility for non-employee director compensation was placed with our Compensation Committee.

Determination of Non-Employee Director Compensation

On an annual basis when determining compensation, our Compensation Committee considers market data for our Peer Group, which is defined below and is the group of companies used for our executive compensation review (see "Compensation Discussion and Analysis - Peer Group" below), and input from its compensation consultant regarding market practices for director compensation. The Compensation Committee intends to set director compensation levels at or near the market median relative to directors at companies of comparable size, industry and scope of operations in order to ensure directors are paid competitively for their time commitment and responsibilities. Providing a competitive compensation package is important because it enables us to attract and retain highly qualified directors who are critical to our long-term success.

Annual Non-Employee Director Compensation

Each non-employee director receives an annual retainer of $210,000 for serving as a member of our Board, which is payable $85,000 in cash and $125,000 in Restricted Stock Units ("RSUs"), and each non-employee director is entitled to the following additional annual fees for serving as Chair of the Board, chair of a committee or a member of a committee:

Chair
The Chair of the Board received an additional $250,000 in 2019 payable 50% in cash and 50% in shares of our common stock. The Chair of the Board received this additional fee in recognition of the substantial additional time commitment required of the role during a very dynamic period for the Company and his significant contributions to the Company's performance. In 2020, the Chair of the Board's additional fee was reduced to $150,000 to be more consistent with the fees paid to other Board chairs within the Company's Peer Group.

Audit Committee	The Chair of the Audit Committee receives an additional $35,000 in cash, and each other member of the Audit Committee receives an additional $17,500 in cash.
Compensation Committee	The Chair of the Compensation Committee receives an additional $30,000 in cash, and each other member of the Compensation Committee receives an additional $15,000 in cash.
Nominating and Governance Committee	The Chair of the Nominating and Governance Committee receives an additional $25,000 in cash, and each other member of the Nominating and Governance Committee receives an additional $12,500 in cash.
Finance Committee	The Chair of the Finance Committee receives an additional $25,000 in cash, and each other member of the Finance Committee receives an additional $12,500 in cash.
Technology Committee	The Chair of the Technology Committee receives an additional $25,000 in cash, and each other member of the Technology Committee receives an additional $12,500 in cash.
Under the terms of the Existing Plan, the maximum annual compensation (i.e., cash and equity awards) that may be paid by the Company to any non-employee director is $750,000. Under the Director Compensation Policy, if a Lead Director is appointed, then he or she is entitled to receive an annual cash retainer of $100,000 in addition to the fees listed above. Because the Board has appointed an independent Chair, the Company has not appointed a Lead Director.

Cash fees or fees paid in shares of our common stock for Board and committee service are payable quarterly in arrears. A director may elect, annually in advance, to receive shares of our common stock having the same fair market value in lieu of such cash fees. A director may elect to receive shares of phantom stock rather than receiving cash fees if the requirements for such deferral are satisfied under applicable tax law. A director may elect to defer settlement and payout of the portion of the annual retainer provided in the form of stock or stock-based awards if the requirements for such deferral are satisfied under applicable tax law. Any director electing to receive phantom shares would receive actual shares of our common stock on the earlier of separation from service or a change in control of the Company, and deferred RSUs (or deferred shares of common stock) would be settled within 30 days following such date.

19	Hertz Global Holdings, Inc. 2020 Proxy Statement

Director Compensation

RSUs are granted to each director after the Company’s annual stockholder meeting and vest on the earlier of the business day immediately preceding the Company’s next annual meeting of stockholders and the date on which the director ceases to serve on our Board. Our non-employee directors are subject to stock ownership requirements as discussed under “Compensation Discussion and Analysis - Stock Ownership Guidelines and Hedging Policy - Stock Ownership Guidelines” below.

We also reimburse our directors for reasonable and necessary expenses they incur in performing their duties as directors, and our directors are entitled to free worldwide car rentals through Hertz. Any non-employee director who serves for at least five years will, after retirement from such service as a director, be eligible for Hertz #1 Club Platinum Card status and free worldwide car rentals up to a maximum of 90 days each year for fifteen years after his or her retirement.

The table below summarizes the compensation paid to our non-employee directors for fiscal year 2019.

Name	Fees Earned or Paid in Cash(1) ($)	Stock Awards(2) ($)	All Other Compensation(3) ($)	Total ($)
Henry R. Keizer	270,000	250,000	4,599	524,599
David A. Barnes	155,000	125,000	5,760	285,760
SungHwan Cho	125,000	125,000	3,013	253,013
Vincent J. Intrieri(4)(5)	152,500	125,000	2,915	280,415
Anindita Mukherjee	130,000	125,000	6,016	261,016
Daniel A. Ninivaggi(4)(5)	140,000	125,000	4,212	269,212
Kevin M. Sheehan	110,000	125,000	395	235,395

(1)
All compensation is for services rendered as directors for service on the Company’s Board, including annual retainer fees and committee and chair fees (whether payable in cash or in shares of common stock) as set forth above.

(2)
The values disclosed are the aggregate grant date fair values of 8,033 RSUs granted to each eligible director on May 24, 2019, which was adjusted to 8,635 RSUs as a result of the Rights Offering, which is the aggregate number of RSUs held by our directors as of December 31, 2019. The grant date fair value was computed pursuant to FASB Topic 718 and the awards to the directors were granted on May 24, 2019. Assumptions used in the calculation of these amounts are included in the Note entitled "Stock-Based Compensation" in the notes to our consolidated financial statements included in the 2019 Annual Report. The RSUs granted to each director in 2019 will settle on the earlier to occur of the business day immediately preceding the Company's next annual meeting of stockholders and the date on which the director ceases to serve on our Board.

(3)	Value of free car rentals under the Company's Director Car Rental Program.

(4)
Mr. Intrieri elected to receive 100% of fees that would otherwise be payable in cash in the form of phantom shares. Mr. Ninivaggi elected to receive 50% of fees that would otherwise be payable in cash in the form of phantom shares.

(5)	For the year ended December 31, 2019, Mr. Ninivaggi was issued 5,089 phantom shares and Mr. Intrieri was issued 20,012 phantom shares.

20	Hertz Global Holdings, Inc. 2020 Proxy Statement

Ratification of Appointment of Independent Registered Accounting Firm (Proposal 3)

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED ACCOUNTING FIRM (PROPOSAL 2)

Board Recommendation. The Board recommends that our stockholders ratify the appointment of Ernst & Young LLP ("EY") as the Company's independent registered public accounting firm for the 2020 fiscal year. While we are not required to have our stockholders ratify the appointment of EY as our independent registered public accounting firm, we are doing so because we value our stockholders' views on the Company's independent registered public accounting firm. If the stockholders do not ratify the appointment, the Audit Committee will take the vote into consideration when determining whether or not to retain EY.

Representatives of EY are expected to be present and available to answer appropriate questions at the 2020 Annual Meeting and will have an opportunity to make statements during the meeting if they desire to do so.

Role of the Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company's financial statements (taking into account the vote on stockholder ratification).

The Audit Committee believes that the retention of EY as our independent registered public accounting firm is in the best interests of the Company and our stockholders. If the selection of EY is ratified by stockholders, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.

Previous Change in Independent Registered Accounting Firm. The Company's independent registered public accounting firm for the 2018 fiscal year was PricewaterhouseCoopers LLP ("PwC") who was dismissed as the Company's independent registered public accounting firm effective March 1, 2019 as reported on the Company's Current Report on Form 8-K filed on March 7, 2019.

PwC's report on the Company's audited financial statements for the 2018 fiscal year did not contain an adverse opinion or disclaimer of opinion and such report was not qualified or modified as to the uncertainty, audit scope or accounting principles.

During the fiscal years ended December 31, 2018 and December 31, 2017 and through the subsequent interim period as of March 1, 2019, there were (i) no disagreements (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and PwC on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of PwC would have caused PwC to make reference thereto in its reports on the consolidated financial statements of the Company for such years, and (ii) no “reportable events” (as that term is defined in Item 304(a)(1)(v) of Regulation S-K), except for the material weaknesses identified in the Companies’ internal control over financial reporting related to (1) risk assessment, (2) ineffective controls over certain information technology systems that are relevant to the preparation of the consolidated financial statements and (3) the accounting for income taxes, which were identified and disclosed in Management’s Report on Internal Control over Financial Reporting in Item 9A of the 2017 Form 10-K filed by the Companies on February 27, 2018 and subsequently remediated as of December 31, 2018. We provided PwC with a copy of the Form 8-K relating to the change in independent registered public accounting firm and requested that they provide us with a letter addressed to the SEC stating whether or not they agree with the above disclosures. A copy of PwC’s letter stating that they agreed with such disclosures was attached as Exhibit 16.1 to our Form 8-K filed on March 7, 2019 relating to the change in registered public accounting firms.

On March 1, 2019, after conducting a competitive process, the Audit Committee approved the appointment of EY as the new independent registered public accounting firm to perform independent audit services for the Company for the fiscal year ending December 31, 2019 (including with respect to the Company’s quarterly period ending March 31, 2019), effective immediately. During the fiscal years ended December 31, 2019 and through March 1, 2020, neither the Company, nor any party on behalf of the Company, consulted with EY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of the audit opinion that might be rendered with respect to the Company's consolidated financial statements, and no written report or oral advice was provided to the Company by EY that was an important factor considered by the Company in reaching a decision

21	Hertz Global Holdings, Inc. 2020 Proxy Statement

Ratification of Appointment of Independent Registered Accounting Firm (Proposal 3)

as to any accounting, auditing or financial reporting issue, or (ii) any matter that was subject to any disagreement (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a reportable event (as that term is defined in Item 304(a)(1)(v) of Regulation S-K).

Required Vote to Approve the Proposal
A majority of shares present and entitled to vote is required to approve this proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the 2020 Annual Meeting and therefore will have the same effect as a vote “against” this proposal.

✓	The Board of Directors recommends that stockholders vote "FOR" the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2020.

22	Hertz Global Holdings, Inc. 2020 Proxy Statement

Audit Committee Report

AUDIT COMMITTEE REPORT

The Audit Committee’s purpose and responsibilities are set forth in its charter, which is approved and adopted by the Board and is available on our website at www.ir.hertz.com under “About Hertz”-“Board Committees, Executive Officers, and Governance Documents”. The Audit Committee’s Charter is reviewed at least annually and updated, as appropriate, to address changes in regulatory requirements, authoritative guidance and evolving oversight practices.

Our Audit Committee reports to, and acts on behalf of, the Board. The Audit Committee is comprised solely of directors who satisfy applicable independence and other requirements of the NYSE and applicable securities laws. A majority of the members of the Audit Committee are “audit committee financial experts” as defined by SEC rules and regulations.

Primary Responsibilities and 2019 Actions. The primary function of the Audit Committee is to serve as an independent and objective party to assist the Board in fulfilling its oversight responsibilities by overseeing and monitoring: (a) the accounting, financial, and external reporting policies and practices of the Company; (b) the integrity of the Company’s financial statements; (c) the independence, qualifications and performance of the Company’s independent auditor; (d) the performance of the Company’s internal audit function; (e) the management information system and operational policies and practices that affect internal control; (f) the Company’s compliance with legal and regulatory requirements; and (g) the preparation of the report of the Audit Committee required to be included in our annual proxy statement under the rules of the SEC.

In 2019, the Audit Committee met 11 times and fulfilled each of its duties and responsibilities as outlined in its charter. During 2019, among other things, the Audit Committee:

●
Conducted a competitive process to determine the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019 and selected EY as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2019;

●	Met with our CEO and senior members of the Company’s financial management team at each regularly scheduled meeting;

●
Held separate private sessions, during its regularly scheduled meetings, with each of the Company’s Chief Audit Executive and the independent auditors, at which candid discussions regarding financial management, legal, accounting, auditing and internal control issues took place;

●	Met with independent legal counsel to the Audit Committee, who attended each meeting including private sessions;

●	Met with the Chief Compliance Officer to discuss the effectiveness of the Company’s compliance program and regularly received status reports of compliance issues;

●
Received periodic updates on management’s process to assess the adequacy of the Company’s system of internal control over financial reporting, the framework used to make the assessment and management’s conclusions on the effectiveness of the Company’s internal control over financial reporting;

●
Discussed with the independent auditors the Company’s internal control assessment process, management’s assessment with respect thereto and the independent auditors’ evaluation of the Company’s system of internal control over financial reporting;

●
Reviewed and discussed with management and the independent auditors the Company’s earnings releases and quarterly and annual reports on Form 10-Q and Form 10-K, respectively, prior to filing with the SEC;

●	Reviewed the Company’s internal audit plan and the performance of the Company’s internal audit function; and

●	Reviewed and assessed the guidelines and policies governing the Company’s risk management and oversight processes.

23	Hertz Global Holdings, Inc. 2020 Proxy Statement

Audit Committee Report

Selection and Oversight of the Independent Registered Public Accounting Firm. The Audit Committee assists the Board with its oversight of the Company’s independent registered public accounting firm’s qualifications and independence. The Audit Committee is responsible for the appointment, retention, compensation and oversight of the Company’s independent registered certified public accounting firm, including the review and evaluation of the performance of the lead audit partner. The Audit Committee annually reviews the independence and qualifications of the Company’s independent registered certified public accounting firm. In support of these reviews, the Audit Committee considers, among other things:

●	The firm's performance in preparing or issuing an audit report or performing other audit, review or attest services for the Company;

●	The firm's independence and objectivity;

●	The firm's proposed audit scope for adequacy of coverage; and

●	The firm's internal quality-control procedures and other data on audit quality and performance.

Review and Recommendation Regarding Financial Statements. The Company’s management is responsible for preparing the Company’s financial statements, for maintaining effective internal control over financial reporting and for assessing the effectiveness of internal control over financial reporting. EY is responsible for expressing an opinion on the Company’s financial statements and an opinion on the Company’s internal control over financial reporting based on its audits. The Audit Committee does not itself prepare financial statements or perform audits and its members are not auditors or certifiers of the Company’s financial statements.

In the performance of its oversight function, the Audit Committee met with management and EY to review and discuss the Company’s audited financial statements and internal control over financial reporting, asked management and EY questions relating to such matters and discussed with EY the matters required to be discussed by applicable PCAOB auditing standards. These meetings and discussions included a review of the critical accounting policies applied by the Company in the preparation of its financial statements and the quality (and not just the acceptability) of the accounting principles utilized, the reasonableness of significant accounting estimates and judgments and the disclosures in the Company’s consolidated financial statements.

In addition, the Audit Committee has (i) considered whether non-audit services provided by EY are compatible with its independence, (ii) received the written disclosures and the letter from EY required by the applicable requirements of the PCAOB regarding EY’s communications with the Audit Committee concerning independence and (iii) discussed with EY its independence.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board that the audited financial statements of the Company contained in our 2019 Annual Report on Form 10-K for the fiscal year ended December 31, 2019 be filed with the SEC.

The Audit Committee,
Henry R. Keizer, Chair
David A. Barnes
Vincent J. Intrieri
Anindita Mukherjee

24	Hertz Global Holdings, Inc. 2020 Proxy Statement

AUDIT AND OTHER FEES

Fees for services performed during the fiscal year 2019 by Ernst & Young, LLP, the Company's independent registered certified public accounting firm since March 1, 2019, were as follows:

Audit and Other Fees (in millions)	2019
Audit fees(1)	$9
Audit-related fees(2)	—
Tax fees(3)	—
All Other Fees	—
Total	$9

Fees for services performed during fiscal year 2018 by PricewaterhouseCoopers LLP, the Company's independent registered certified public accounting until March 1, 2019, were as follows:

Audit and Other Fees (in millions)	2018
Audit fees(1)	$13
Audit-related fees(2)	1
Tax fees(3)	1
All Other Fees	—
Total	$15

(1)
Audit fees were for services rendered in connection with (i) the audit of the financial statements included in the Company's and Hertz's annual reports on Form 10-K, (ii) reviews of the financial statements included in the Company's and Hertz's quarterly reports on Form 10-Q, (iii) attestation of the effectiveness of internal controls over financial reporting for the Company and Hertz, (iv) statutory audits and (v) providing comfort letters in connection with our financing transactions.

(2)
Audit-related fees were for services rendered in connection with due diligence and assurance services and employee benefit plan audits. For 2019, there was an immaterial amount of audit-related fees for services performed by Ernst & Young LLP.

(3)	Tax fees related to our like kind exchange program and tax audit assistance.

Our Audit Committee’s charter requires the Audit Committee to pre-approve all audit and permitted non-audit services to be performed by our independent registered certified public accounting firm; however, the Audit Committee is permitted to delegate pre-approval authority to the Chair of the Audit Committee, who must then provide a report to the full Audit Committee at its next scheduled meeting. All audit and non-audit fees were pre-approved by the Audit Committee in 2019. In February of 2019, the Audit Committee adopted a pre-approval policy setting forth the types of services and amounts subject to pre-approval for the 2019 fiscal year.

25	Hertz Global Holdings, Inc. 2020 Proxy Statement

ADVISORY APPROVAL OF EXECUTIVE COMPENSATION (PROPOSAL 3)

We are offering our stockholders the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our executive officers, as disclosed in the Compensation Discussion and Analysis that follows and the related narrative and tabular disclosures, also known as a “Say on Pay” vote.

As detailed in the Compensation Discussion and Analysis, we have designed our compensation programs, among other things, to (i) properly encourage our executive officers to accomplish our short- and long-term objectives, (ii) be competitive with similar pay practices and overall compensation levels at other, similarly-situated companies, (iii) reward our executive officers for not only their individual performance, but the performance of their business unit and the Company overall and (iv) hire and retain our executive officers. In addition, as further detailed in the Compensation Discussion and Analysis, we continually revise our pay practices to be competitive with market practices and compensation norms.

Accordingly, our stockholders may cast an advisory vote on the following resolution at the 2020 Annual Meeting:

“RESOLVED, that the compensation paid to the Company's named executive officers as disclosed pursuant to Item 402 of Regulation S-K, including the "Compensation Discussion and Analysis", compensation tables and related narrative discussion, is hereby APPROVED.”

Effect of Proposal
The effect of the Say on Pay vote is advisory only and non-binding. However, the Board and Compensation Committee will consider the results of the vote in determining the compensation of our named executive officers ("NEOs") and our compensation programs generally. The Board values the opinions of our stockholders and is committed to considering their opinions in making decisions in connection with the Company's regular evaluations of our executive compensation program. If any stockholder wishes to communicate with the Board regarding executive compensation, the Board can be contacted using the procedures outlined in “Corporate Governance - Stockholder Communications with the Board” set forth in this proxy statement. As the Board has currently determined to hold this vote annually, the next "Say on Pay" vote will be held at the 2021 annual meeting of stockholders.

Required Vote to Approve the Proposal
A majority of shares present and entitled to vote is required to approve the proposal. Under applicable Delaware law, abstentions are counted as shares entitled to vote at the 2020 Annual Meeting and therefore will have the same effect as a vote “against” this proposal. Broker non-votes will have no effect in determining the outcome of this proposal.

✓	The Board of Directors recommends that stockholders vote "FOR" approval, by a non-binding advisory vote, of the named executive officers’ compensation.

26	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis describes our compensation objectives, policies and decisions for 2019 regarding our NEOs, who are listed below.

Name	Title
Kathryn V. Marinello	President and CEO
Jamere Jackson	Executive Vice President and Chief Financial Officer
Paul E. Stone	Executive Vice President and Chief Retail Operations Officer, North America
Murali Kuppuswamy	Executive Vice President and Chief Human Resources Officer(1)
Jodi J. Allen	Executive Vice President and Chief Marketing Officer

1.	Mr. Kuppuswamy has resigned and will no longer serve as Executive Vice President and Chief Human Resources Officer effective as of April 18, 2020.

Executive Summary
Our executive compensation programs are designed to create long-term stockholder value by aligning the interests of our executive officers with those of our stockholders. In order to accomplish this objective, we provide competitive executive compensation programs that enable us to attract and retain highly talented individuals, and we link the vast majority of their pay directly to the achievement of performance goals designed to foster the creation of sustainable long-term stockholder value.

2019 Financial and Operational Highlights
We made significant progress from an operational, financial and strategic perspective. From an operational perspective, we focused our efforts on exceeding our customers’ expectations as evidenced by our receiving the J.D. Power award for 2019 outstanding customer experience for rental car companies. Financially, we experienced ten consecutive quarters of year-over-year revenue growth and nine consecutive quarters of year-over-year Adjusted Corporate EBITDA growth and strengthened our balance sheet by working to reduce our debt. Strategically, we continued to execute on our long-term plan by diversifying our revenue base, including through the expansion of our TNC and last-mile delivery channels as well as a meaningful revitalization of the Dollar brand. We also continued to make progress on the complete upgrade of our information technology platform and growth in our retail car sales business. While we experienced much progress, we recognize that more work remains to be done.

As discussed in our 2019 Annual Report, our 2019 results reflect year-over-year improvement in many of our key operating metrics and improvement in revenue and income (loss) before income taxes. These results illustrate our continued commitment to build a faster-growing, higher-margin business driven by improvements in our fleet, product offerings, customer service and brand-building marketing.

In connection with our Rights Offering, the number of shares subject to then-outstanding equity awards and the exercise price for the option awards, were adjusted at the discretion of the Compensation Committee to preserve the intrinsic value of each original award, pursuant to the terms of the stock-based compensation plans under which they were issued. The awards otherwise retained the original terms and conditions after adjustment. We present all awards in this section on an as-adjusted basis.

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Compensation Discussion and Analysis

2019 Financial Results Compared to 2018

1.	Net Corporate Leverage is calculated as Net Non-vehicle Debt divided by Adjusted Corporate EBITDA.

Total revenue for 2019 was $9.8 billion, an increase of 3% compared to the prior year, driven by strong revenue growth in U.S. RAC. Our net loss for 2019 was $58 million compared to net loss of $225 million for 2018. On a non-GAAP basis, Adjusted Corporate EBITDA for 2019 increased 50% to $649 million compared to $433 million for 2018. Adjusted Corporate EBITDA and Net Non-vehicle Debt are non-GAAP measures. For the definitions of Adjusted Corporate EBITDA, Net Non-vehicle Debt, and their respective reconciliations, to their most comparable GAAP measures, see Annex A to this proxy statement.

Key Features of 2019 Executive Compensation Program
Our 2019 executive compensation program continued to reflect our longstanding commitment to reward pay for performance that aligns with and drives stockholder value. The key features of our fiscal 2019 executive compensation program were as follows:

Pay for Performance. As illustrated below under "2019 Target Pay Mix for NEOs", the 2019 total target compensation, including 2019 annual base salary, target annual incentive bonus under the Executive Incentive Compensation Program (the "EICP") for 2019 and aggregate target value of the annual equity awards granted under the Existing Plan (collectively, the "Target Pay"), for our NEOs was heavily weighted towards performance-based compensation:

●	84% of our CEO's Target Pay and 70% of the average Target Pay of our other NEOs was delivered in the form of performance-based compensation;

●	Long-term equity awards represented 59% of our CEO’s Target Pay and 47% of the average Target Pay of our other NEOs; and

●
100% of the 2019 target annual incentive bonuses payable to our NEOs were tied to the achievement of pre-established annual financial and operational goals, which are aligned to our short-term and long-term objectives, as reflected in our annual business plan.

●
Notwithstanding the fact that we exceeded our Adjusted Corporate EBITDA target under the EICP in 2019, the Compensation Committee determined that the 2019 annual incentive bonus payments to our NEOs with global responsibility should be reduced by 35.4% of target. This determination was based primarily on the Committee's determination that our financial performance partially benefited from more favorable industry conditions than were assumed in the bonus plan and that certain management business objectives ("MBOs") were not fully realized.

CEO Compensation Linked Directly to Pay for Performance. Our pay for performance strategy is evidenced by:

●
Since joining the Company as CEO in 2017, Ms. Marinello has received 83% of her LTI awards in performance options ("Performance Options") and performance shares ("Performance Shares"). As a result of the failure to satisfy 2017 performance targets, 90% of the aggregate target 2017 LTI awards have been forfeited through December 31, 2019. Any 2018 Performance Options which may vest are subject to stock price appreciation;

28	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

●
While the Company's financial performance has improved during her tenure, the Compensation Committee has reduced annual bonuses in 2018 and 2019 below target payout levels to reflect shortfalls in what the Committee determined to be controllable performance. Ms. Marinello has not received any increase in her base salary, target annual bonus or annual LTI since joining the Company; and

●
In 2019, the Summary Compensation Table reflects that Ms. Marinello received her annual LTI awards with a grant date fair value of $5,174,991. Additionally, a one-time accounting charge in the amount of $1,028,430, was recorded in accordance with Topic 718 in connection with the Rights Offering. The Rights Offering adjustment was designed to preserve the intrinsic value of her original awards. However, Ms. Marinello did not actually receive a new award or any additional value. Ms. Marinello fully participated in the Rights Offering by purchasing available additional shares attributable to her vested equity holdings.

Market Competitive Compensation. Each NEO's 2019 Target Pay was set at a level commensurate with competitive levels of compensation for executives in similar positions at a group of peer companies (set forth below), which the Compensation Committee believes reflects the current competitive market for executive talent. In making these determinations, the Compensation Committee also considered the scope of responsibility of each NEO, the compensation required to recruit executives from other companies and internal pay comparisons, as well as its assessment of each NEO’s performance and expected future impact on our organization.

Compensation Philosophy
We have structured our compensation programs to provide our NEOs and other senior executives with levels of compensation that we believe are necessary to retain their services and to avoid the disruption and expense associated with unintended departures, while also motivating and rewarding leadership for our success in dynamic and competitive markets and aligning their interests with those of our stockholders.

Our short- and long-term incentive programs are also intended to reward our senior executives for performance measured against established goals that are relevant to our business and the creation of stockholder value and to align our senior executives' interests with those of our stockholders.

We strive to implement measures that:

●	Align our compensation practices with our "pay-for-performance" compensation philosophy;

●	Are adaptive to the current economic and strategic environment; and

29	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

●	Reward positive operational and financial performance that we believe enhances stockholder value over time.

Stockholder Input on Our Compensation Programs
We value the opinions of our stockholders and we are committed to considering their opinions in making compensation decisions. In 2019, we engaged with our stockholders and discussed relevant aspects of our compensation programs. As part of these discussions, we considered their views on the structure and composition of our compensation programs to improve the alignment of stockholder interests with our management’s interests.

2019 Say-on-Pay Advisory Vote on Executive Compensation
We provide stockholders with an annual “say-on-pay” advisory vote on our executive compensation program. At our 2019 Annual Meeting, approximately 84% of the votes cast for the say-on-pay proposal were in favor of our executive compensation program and policies. In the spring of 2019, the Chairman of the Compensation Committee and management contacted a number of our stockholders to discuss our compensation program. After considering the results of the Say on Pay vote and suggestions raised by our stockholders during those discussions, the Compensation Committee, in consultation with its 2020 executive compensation consultant, Pay Governance, decided to revise certain elements of our compensation program.

What We Heard From Our Stockholders
During the spring of 2019, we contacted several of our significant stockholders to solicit input on our overall compensation program. The Chairman of our Compensation Committee and management held discussions with stockholders holding approximately 68% of our shares outstanding. The chart and narrative below reflect suggestions raised by stockholders and the 2020 plan design changes the Compensation Committee is putting in place to address those concerns.

Stockholder Concerns	Plan design changes implemented after Spring 2019 stockholder engagement to address stockholder concerns
Single financial metric of Adjusted Corporate EBITDA applied to both EICP and Long Term Incentive Program ("LTIP")
2020 LTIP changes: Our 2020 LTIP metric has been revised to replace Adjusted Corporate EBITDA with GAAP Operating Income and also add a second financial metric, Return on Vehicles(1) which is designed to measure the return on the largest portion of our invested capital.

2020 EICP changes: The weighting of our 2020 EICP MBOs has been reduced to 25% from 40% and executives have fewer MBOs to ensure focus on critical priorities.

Performance Stock Units ("PSUs") do not contain any relative total shareholder return ("TSR") measure	2020 Long Term PSUs include a relative TSR modifier for the PSU payout calculation. Please see “Changes for 2020 Executive Compensation” below for more detail.
PSUs and Performance Options may be earned over multiple performance periods
2020 PSUs will only vest at the end of the three-year performance period subject to achievement of performance objectives. Annual or "lock-in" vesting opportunities have been eliminated. Please see “Changes for 2020 Executive Compensation” below for more detail.

Ensure CEO compensation aligns with peer companies and stockholder return
The CEO's target compensation was set at the time she joined the Company to execute a multi-year turn-around. While our financial performance has improved, the Compensation Committee has not increased her base salary, annual incentive target bonus or her LTI target award.

1.
"Return on Vehicles" means dividing (a) the average annual Revenue Spread for the Performance Period by (b) the average Revenue Earning Vehicles for each calendar quarter end balance beginning with 12/31/19 and ending on 12/31/22, in each case, calculated for worldwide rental car operations (excluding Donlen) . "Performance Period" for the purposes of this definition means January 1, 2020 through December 31, 2022. "Revenue Earning Vehicles" means the net vehicle book value calculated for worldwide rental car operations (excluding Donlen). "Revenue Spread" is measured by subtracting (a) licensee revenue, vehicle depreciation, fleet interest and cash from (b) revenue.

Changes For 2020 Executive Compensation

A comparison of certain elements of the 2019 and 2020 EICP award design is below. A full narrative description follows these charts.

30	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

2020 EXECUTIVE INCENTIVE COMPENSATION PLAN

2019	2020
60% Adjusted Corporate EBITDA	75% GAAP Operating Income
40% MBOs (performance based on weighting of business units' MBOs)	25% MBOs (performance based on weighting of business units' MBOs)
MBOs include Revenue Growth, Improvements in Customer Satisfaction, Cash Flow and Liquidity, Productivity Enhancement and Technology Delivery	2020 MBOs are substantially similar to 2019 MBOs

2020 LONG-TERM INCENTIVE PROGRAM

Effective March 2, 2020, the Compensation Committee granted long-term incentive awards for the NEOs. A comparison of certain elements of the 2019 and 2020 LTIP award design is below:

2019	2020
30% Performance RSUs	30% RSUs
70% PSUs	70% PSUs
One Performance Measure: Adjusted Corporate EBITDA with ability to vest in part of the award during each year of the three-year performance period
Two Performance Measures: (i) GAAP Operating Income which may be vested only upon achievement of the cumulative three-year goal at the end of the three-year performance period and (ii) Return on Vehicles

Addition of a multiplier to the PSU performance: a relative TSR modifier which compares our TSR to our direct competition as well as the S&P 500 will be applied to the PSU results calculated above

2020 LTIP AWARDS

Name	2020 Total LTIP Value Awarded ($)	PSU ($)	RSU ($)
Kathryn Marinello	5,175,000	3,622,500	1,552,500
Jamere Jackson	2,000,000	1,400,000	600,000
Paul Stone	1,000,000	700,000	300,000
Murali Kuppuswamy	800,000	560,000	240,000
Jodi Allen	600,000	420,000	180,000

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Compensation Discussion and Analysis

Key Features of Our Executive Compensation Program
We believe our compensation decisions are consistent with our continuing commitment to best practices in corporate governance and executive compensation design, which can be summarized as follows:

What We Do	What We Don’t Do
✓ We design our compensation program to pay based on our financial and operating performance	✗ We don’t use any financial or operational metric that promotes undue risk
✓ We evaluate risk in light of our compensation programs	✗ We don’t provide preferential payments or above market returns on any deferred compensation plan
✓ We use metrics important to our business in our incentive compensation plans	✗ We don’t provide excessive perquisites to our senior management
✓ We cap the amount of our annual incentive bonuses at reasonable levels	✗ We don’t allow our employees and directors to hedge or pledge our stock
✓ We use double-trigger provisions for our change in control agreements	✗ We don’t use metrics unrelated to our Company’s operational goals
✓ We use a variety of equity award structures to tailor our compensation to our performance	✗ We don’t use a peer group composed of companies significantly larger than us
✓ We have a robust stock ownership policy	✗ We don’t re-price underwater options
✓ We maintain clawback policies	✗ We don’t provide high levels of fixed compensation
✓ We use an independent compensation consultant	✗ We don’t provide for automatic salary increases
✓ We utilize a representative and relevant peer group	✗ We don’t use excise tax gross ups
✓ We believe a substantial portion of the CEO's compensation should be subject to satisfaction of performance objectives	✗ We don’t award dividends or dividend equivalents on equity awards that vest differently than the underlying award

CLAWBACK OF COMPENSATION OF FORMER EXECUTIVES

The Compensation Committee is pursuing legal proceedings against certain former executives pursuant to the clawback policy for compensation awarded to such former executives prior to 2017.

2019 Target Pay Mix for NEOs
The 2019 Target Pay for each NEO is set forth below.

Name	Annual Base Salary ($)	Target Annual Incentive Bonus ($)	Target Value of Annual Equity ($)	Target Pay ($)
Kathryn Marinello	1,450,000	2,175,000	5,175,000	8,800,000
Jamere Jackson	775,000	852,500	2,000,000	3,627,500
Paul Stone	550,000	550,000	600,000	1,700,000
Murali Kuppuswamy	515,000	309,000	800,000	1,624,000
Jodi Allen	515,000	309,000	600,000	1,424,000

In order to align pay levels for our NEOs with the Company’s financial and stock price performance, the Compensation Committee determined that the combination of annual base salary, target annual incentive bonus and target value of annual long-term incentive equity award comprising the Target Pay (the "Target Pay Mix") for our NEOs for 2019 should place the greatest emphasis on performance-based incentives. The Compensation Committee determined, with the advice of Frederic W. Cook & Co., Inc. ("FW Cook") (its 2019 executive compensation consultant), and, in the case of our CEO, with the approval of our Board, that the compensation of the CEO and our other NEOs should be largely based on equity awards tied to our financial performance and paid in shares of our common stock. As illustrated below, the Target Pay Mix for 2019 for our CEO was 84% performance-based (59% of which was tied to long-term equity incentives) and for the other NEOs ("Other NEO Average Target Pay Mix") was 70% performance-based (47% of which was tied to long-term equity incentives) based on the target amount for the CEO and average target amounts for the other NEOs rather than amounts actually paid.

32	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

For 2019, the Compensation Committee determined that our CEO should receive the same LTIP award mix as all other NEOs to align the CEO and management compensation pay mix with the success of the global enterprise. In 2019, Ms. Marinello did not receive "Performance Options". The 2019 aggregate compensation package for all NEOs is largely contingent on achieving a 2019 revenue threshold for RSUs, and satisfying PSU performance targets for each of 2019, the combined 2019 and 2020 performance period and the combined 2019, 2020 and 2021 performance period.

Summary of Annual Compensation Decision-Making Process
Compensation Committee Oversight. The Compensation Committee reviews and establishes the compensation program for our NEOs. The Compensation Committee is committed to creating incentives for our NEOs that reward them for the performance of the Company.

As part of determining our compensation programs, we compared the compensation for our NEOs to the compensation of comparable positions at a group of companies (the “Peer Group”). For more information about selection of our Peer Group see "Compensation Discussion and Analysis - Peer Group" below.

The Compensation Committee considers market median data for similar positions when setting executive compensation but adjusts based on individual performance and responsibilities as well as recruitment and retention considerations.

Performance measures are defined at the beginning of a performance period and approved by the Compensation Committee. For 2019, the Compensation Committee selected Adjusted Corporate EBITDA for use in both the EICP and the LTIP. It did so primarily because of the use of Adjusted Corporate EBITDA as an important measure of financial performance internally and by many external constituents as well as in determining compliance with our debt covenants under our financing agreements. It was also determined that the inclusion of management performance goals, referred to as MBOs, motivates NEOs to focus on the most strategically important initiatives.

Role of the Compensation Consultant. The Compensation Committee has the authority to retain outside advisors as it deems appropriate. From November 2014 through July 2019, the former Hertz Holdings Compensation Committee and current Compensation Committee directly engaged FW Cook as their independent compensation consultant. Effective August 2, 2019, the Compensation Committee selected Pay Governance as its independent compensation consultant. The responsibilities of our compensation consultant include:

●	Reviewing and advising on total executive compensation, including salaries, short- and long-term incentive programs and relevant performance goals;

●	Advising on industry trends, important legislation and best practices in executive compensation;

●	Advising on effectively aligning pay with performance and with our business needs; and

●	Assisting the Compensation Committee with any other matters related to executive compensation arrangements, including executive employment and award arrangements.

33	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

When making compensation determinations for 2019, the Compensation Committee reviewed and considered FW Cook’s recommendations. Pay Governance assisted the Compensation Committee in considering 2020 design recommendations described above. Our compensation consultant does not perform any services for the Company other than in its role as independent advisor to the Compensation Committee. Before engaging any compensation consultant, it is the Compensation Committee’s practice to determine the compensation consultant’s independence and whether any conflicts of interest would be raised by the engagement of the compensation consultant. The Compensation Committee believes that FW Cook and Pay Governance are independent and the work they have performed does not raise any conflicts of interest.

Peer Group. In late 2018, the Compensation Committee selected our Peer Group for 2019 in consultation with the compensation consultant at that time, FW Cook. Because the number of our direct industry competitors in the global market is limited, we did not limit the Peer Group to our direct competitors, but also included similarly-sized companies that bear substantial similarities to our business model and with which we compete for talent, including travel and travel-related companies. The companies in the Peer Group had annual revenues for 2018 of approximately $3.9 billion to $22.8 billion and median 2018 annual revenues of approximately $9.9 billion, as compared to our 2018 revenue of $9.5 billion (based on data compiled by FW Cook from publicly-available financial reports). We made no changes to our Peer Group from 2018 to 2019.

The following are the companies that comprised our Peer Group for 2019, consistent with the 2018 Peer Group:

Alaska Air Group, Inc.	Lithia Motors, Inc.
AutoNation, Inc.	Marriott International, Inc.
Avis Budget Group, Inc.	Norwegian Cruise Line Holdings Ltd.
CarMax Inc.	Penske Automotive Group, Inc.
Carnival Corp.	Royal Caribbean Cruises Ltd.
Expedia, Inc.	Ryder System, Inc.
Expeditors International of Washington, Inc.	Sonic Automotive, Inc.
Group 1 Automotive, Inc.	Southwest Airlines Co.
Hilton Worldwide Holdings, Inc.	Wyndham Destinations, Inc.
J.B. Hunt Transport Services, Inc.	XPO Logistics, Inc.
JetBlue Airways Corp.

When making compensation decisions for our senior executives, our management and the Compensation Committee consider the compensation levels of the Peer Group, as well as industry factors, general business developments, corporate, business unit and individual performance, the roles within our organization, their experience in the travel and transportation industry, compensation at their previous employers with respect to new hires and our overall compensation philosophy. The Compensation Committee does not apply Peer Group data in a formulaic manner to determine the compensation of our NEOs. Rather, the Peer Group data represent one of several factors that the Compensation Committee considers in a holistic assessment of compensation decisions.

Role of the CEO. In determining the appropriate levels of our compensation programs, our CEO traditionally provides her input to the Compensation Committee on topics that influence business performance. As part of this process, our CEO obtains data from and has discussions with our Chief Human Resources Officer or other appropriate executives. Our CEO reviews and makes observations regarding performance and provides additional data for the Compensation Committee to consider regarding our overall compensation program. Although the Compensation Committee may consider our CEO’s input, in all cases, the final determinations regarding compensation for our NEOs resides with the Compensation Committee and, in the case of our CEO, with the independent members of our Board.

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Compensation Discussion and Analysis

Components of Our Executive Compensation Program
The principal components of our 2019 executive compensation program, their objectives and the factors influencing the amount ultimately provided to our NEOs are as follows:

Element		Description	Objective	Factors Influencing Amount
Base Salary		Fixed compensation delivered in cash; reviewed annually and adjusted if appropriate	Provides stable base amount of market competitive pay	Experience, market data, individual role and responsibilities, recruitment and retention considerations and individual performance
Annual Incentive Bonus (EICP Awards)(1)		Variable cash or equity compensation based on performance of the Company, business unit and individual	Motivates and rewards achievement of key strategic initiatives and financial results, and encourages individual performance
Annual target bonus opportunity determined annually based on market data, individual role and responsibilities and individual performance; payout based on Company performance and individual performance

Long-Term Incentives (LTIP Awards)	PSUs	Variable compensation with payout in shares of common stock based on Adjusted Corporate EBITDA	Aligns interests of executives with long-term stockholder value creation by linking potential payouts to financial stock performance and promotes retention	Intended target value of all LTIP Awards is based on individual role and responsibilities and market data; payout based on Company performance and stock price
	RSUs	Variable compensation with payout in shares with time-based vesting, subject to achievement of revenue goal in 2019	Aligns interests of executives with long-term stockholder value creation and promotes retention

(1)	We also occasionally provide non-recurring cash bonuses to reflect superior individual performance, new responsibilities or to compensate new hires for amounts forfeited from their previous employer.

Other elements of our 2019 executive compensation program, including our retirement benefits, perquisites, health, welfare and other personal benefits and post-employment compensation arrangements, are described below.

Annual Base Salary
2019 Base Salaries. The Compensation Committee determines the annual base salaries for the NEOs after reviewing individual performance, conducting internal compensation comparisons and reviewing compensation relative to our Peer Group. The Compensation Committee also takes into account other factors such as an individual’s prior experience, total mix of job responsibilities versus market comparisons and internal equity. The Compensation Committee consults with our CEO (except related to the CEO’s own compensation) regarding salary decisions for senior executives and takes into consideration any contractual obligations we have with such senior executives. We review salaries upon promotion or other changes in job responsibility.

The annual base salaries of our NEOs for 2019 and 2018 are set forth in the table below.

Name	2019 Base Salary ($)	2018 Base Salary ($)
Kathryn Marinello	1,450,000	1,450,000
Jamere Jackson(1)	775,000	775,000
Paul Stone(1)	550,000	550,000
Murali Kuppuswamy	515,000	515,000
Jodi Allen	515,000	515,000

(1)	The base salaries actually paid to Messrs. Jackson and Stone in 2018 were pro-rated to their respective start dates.

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Compensation Discussion and Analysis

Bonus Awards

Annual Incentive Bonus. Annual incentive bonus payments are made under the Hertz Global Holdings, Inc. Senior Executive Bonus Plan (the “Senior Executive Bonus Plan”). The Senior Executive Bonus Plan was established as an "umbrella" formula governing maximum annual incentive bonus payments in order for annual incentive bonus payments to qualify as deductible under Section 162(m) of the Code. However, as a result of tax reform legislation enacted in 2017, which repealed the performance-based exception to the $1 million per executive annual deduction limit under Section 162(m) of the Code, bonuses under the Senior Executive Bonus Plan with respect to calendar year 2019 will no longer be deductible to the extent the executive's annual compensation exceeds $1 million. Under this formula, the Compensation Committee has negative discretion to pay bonuses for 2019 of up to (i) 1% of our gross EBITDA for 2019 for our CEO and (ii) 0.5% of our gross EBITDA for 2019 for each of the other NEOs. Annual incentive bonus awards under the Senior Executive Bonus Plan may be paid in cash or settled in shares of the Company's common stock, as determined by the Compensation Committee. Despite the changes made to Code Section 162(m), the Compensation Committee and Board have chosen to continue to award performance-based compensation to our executives eligible to participate in the Senior Executive Bonus Plan. In fact, our Company’s philosophy is to continue to drive Company performance by incenting eligible executives to achieve results through performance-based compensation. As a result, even though not required by law, many of the procedural requirements previously in effect under the Senior Executive Bonus Plan’s terms, mandated by Section 162(m), including but not limited to the goal setting process, and Compensation Committee certification of Company performance against goals, continue to be integral parts of the Senior Executive Bonus Plan.

Under the provisions of the Senior Executive Bonus Plan, the Committee adopted the 2019 EICP, which defines all the performance measures for the 2019 annual incentive bonus payments. In determining actual annual incentive bonus payouts to our NEOs, the Compensation Committee examines the Company’s performance under our EICP for 2019, which was designed by the Compensation Committee to drive Company, business unit and individual performance. The Compensation Committee determined each NEO's 2019 bonus under the Senior Executive Bonus Plan by multiplying the NEO's salary by a percentage (determined by the Compensation Committee) to establish a target award amount (the "Target Award"), which was further multiplied by the modifiers set forth and described below.

Target Award	X	(60% of Adjusted Corporate EBITDA Payout Percentage	+	40% of MBO Payout Percentage	)	X	Individual Performance Multiplier	=	Annual Incentive Bonus Payment

Target Awards for 2019. The 2019 Target Award for each NEO was a percentage of the NEO’s 2019 base salary. The NEOs were eligible to earn an award ranging from 0% to 150% of their respective Target Awards based on Adjusted Corporate EBITDA (described below) and MBO goals as well as their individual performance. The Compensation Committee generally considers the experience, responsibilities, title and historical performance of each NEO when determining Target Awards. The Compensation Committee also considered the provisions of each NEO's employment agreement, offer letter or term sheet, if any, in setting Target Awards.

The 2019 Target Awards of the NEOs are set forth below.

Name	2019 Base Salary ($)	Target Award as a % of Salary (%)	2019 Target Award ($)
Kathryn Marinello	1,450,000	150	2,175,000
Jamere Jackson	775,000	110	852,500
Paul Stone	550,000	100	550,000
Murali Kuppuswamy	515,000	60	309,000
Jodi Allen	515,000	60	309,000

Adjusted Corporate EBITDA Metric. Our NEOs are responsible for the performance of our global business. The Compensation Committee set performance goals for the achievement of global financial targets in accordance with our global business plan. The Compensation Committee established the performance goals set forth below for Adjusted Corporate EBITDA for 2019 with payout percentages ("Payout Percentages") based on Adjusted Corporate EBITDA achievement as compared to the threshold, target and maximum performance goals.

36	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

In order to earn bonus payments under the 2019 EICP, NEOs were required to meet the threshold performance level for Adjusted Corporate EBITDA.

The following are the 2019 performance threshold, target and maximum performance goals and Payout Percentages for Adjusted Corporate EBITDA set by the Compensation Committee for the EICP for 2019 and our actual 2019 Adjusted Corporate EBITDA performance (dollars in millions):

Adjusted Corporate EBITDA Metrics
Performance Goals	Adjusted Corporate EBITDA ($)	Adjusted Corporate EBITDA Payout Percentage (%)
Threshold	484	50
Target	605	100
Maximum	726	150
Actual Results	649	118

(1)
For performance below the threshold, the payout percentage is zero. For performance equal to the threshold or the target or equal to or above the maximum, the payout percentage is as provided above. For performance between the threshold and the target or between the target and the maximum, linear interpolation is used to determine the payout percentage.

Notwithstanding the fact that we exceeded our Adjusted Corporate EBITDA target under the EICP in 2019, the Compensation Committee determined that the 2019 annual incentive bonus payments to our NEOs with global responsibility should be reduced by 35.4% of target. This determination was based primarily on the Compensation Committee's determination that our financial performance partially benefited from more favorable industry conditions than were assumed in the bonus plan and that certain MBO objectives were not fully realized.

MBOs. In addition to the global Adjusted Corporate EBITDA goals, our annual incentive bonus program applies management business objectives, also referred to as MBOs, which are strategic goals that our executives can directly influence in addition to annual Company-wide or business unit financial metrics. The MBOs are carefully considered objectives for North America and U.S. HQ, International RAC and Donlen designed to establish a foundation for long-term stockholder value creation.

●
North America and U.S. HQ. The MBOs for North America and U.S. HQ for 2019 related to (i) the achievement of profitable revenue growth in our U.S. rental car segment, (ii) the implementation of technology initiatives, (iii) improvement in customer satisfaction, (iv) growth in cash flow and liquidity and (v) achievement of stated productivity goals in reaching a lower ratio of direct operating expenses and sales, general and administrative costs as a percentage of revenue.

●
International RAC. The MBOs for International RAC for 2019 related to the achievement of (i) profitable revenue growth in International RAC, (ii) improvement in customer satisfaction; and (iii) achievement of stated productivity goals in reaching a lower ratio of direct operating expenses and sales general and administrative costs as a percentage of revenue.

●
Donlen. The MBOs for Donlen for 2019 related to the achievement of (i) profitable revenue growth, (ii) growth in number of units being serviced; (iii) successful launch of transportation network company vehicle maintenance; (iv) Hertz US RAC fleet management; and (v) achievement of stated productivity goals in reaching a lower ratio of direct operating expenses and sales, general and administrative costs as a percentage of revenue.

New for 2019 EICP Payout. In 2019, the MBO payout percentage for Mses. Marinello and Allen and Messrs. Jackson and Kuppuswamy was determined by weighting the MBO performance of the three segments as follows: 60% North America and U.S. HQ; 30% International RAC; and 10% Donlen. The Compensation Committee utilized this weighting in recognition of the fact that these officers are responsible for global performance. Mr. Stone’s MBOs were based on North America and U.S. HQ MBO performance in recognition of his position as Chief Retail Operations Officer for North America.

37	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

When setting the MBOs, the Compensation Committee considered achievement of the MBOs to be challenging and to require substantial performance. The Compensation Committee determines the level of satisfaction of our MBOs in its sole discretion after assessing the performance period.

Set forth below are the MBO Payout Percentages for North America and U.S. HQ, International RAC and Donlen for 2019, which were determined by the Compensation Committee.

MBO Payout Percentages (%)
North America and U.S. HQ	50
International RAC	0
Donlen	70

Set forth below are the total Adjusted Corporate EBITDA and MBO payout percentages for each NEO.

NEO	60% of Adjusted Corporate EBITDA Payout Percentage(%)	+	40% of MBO Payout Percentage(%)	=	Total Adjusted Corporate EBITDA and MBO Payout Percentage (%)
Kathryn Marinello	83		37		64.6
Jamere Jackson	83		37		64.6
Paul Stone(1)	83		50		69.8
Murali Kuppuswamy	83		37		64.6
Jodi Allen	83		37		64.6

(1)
Mr. Stone's responsibilities are primarily limited to North America and his MBO payout was based solely on North America and US Headquarters results. All other NEOs have global responsibilities and their MBO payout is based upon the weighting of MBOs for North American and US Headquarters (60%), International (30%) and Donlen (10%).

Individual Performance Multiplier. The individual performance modifier is designed to reward the individual performance of our NEOs and ranges from 0% to 150%, but the annual incentive bonus payment to each NEO may not exceed 150% of his or her Target Award. There is a thorough performance review process in place that evaluates senior executives on a number of quantitative and qualitative objectives as well as a review of competencies and behaviors. Our CEO conducts the performance review of the other NEOs and recommends to the Compensation Committee their individual performance multipliers. Our Board conducts the performance review of our CEO and determines his or her individual performance multiplier.

In February 2020, after taking into consideration the CEO's recommendations, the Compensation Committee (and, in the case of the CEO, the Board) approved individual performance multipliers for 2019 of 100% for Ms. Marinello, Mr. Jackson, Mr. Stone, Mr. Kuppuswamy and Ms. Allen.

38	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

2019 Annual Incentive Bonus Payments for NEOs. The table below includes the payment amounts under the 2019 annual incentive bonus program for each of the NEOs.

NEO	Target Award ($)	x	Total Adjusted Corporate EBITDA and MBO Payout Percentage (%)	x	Individual Performance Multiplier(%)	=	Annual Incentive Bonus Payment($)
Kathryn Marinello(1)	2,175,000		64.6		100		1,405,050
Jamere Jackson	852,500		64.6		100		550,715
Paul Stone(2)	550,000		69.8		100		383,900
Murali Kuppuswamy	309,000		64.6		100		199,614
Jodi Allen	309,000		64.6		100		199,614

(1)
For Ms. Marinello, the amount was guaranteed to be no less than $1,350,000 as set forth in her Amended and Restated Employment Agreement executed on November 22, 2019. Please see "Severance Plan and Employment, Separation and Change in Control Agreements" for more details regarding Ms. Marinello's Amended and Restated Employment Agreement.

(2)
Mr. Stone's responsibilities are primarily limited to North America and his MBO payout was based solely on North America and US Headquarters results. All other NEOs have global responsibilities and their MBO payout is based upon the weighting of MBOs for North American and US Headquarters (60%), International (30%) and Donlen (10%).

Long-Term Incentives
2019 Long-Term Incentive Award Design. Our LTIP for executives is designed to align equity compensation with our business objectives and to align the interests of our executives with the interests of stockholders. Awards granted to our NEOs in 2019 included PSUs with vesting and the number of shares of common stock ultimately earned subject to the satisfaction of global Adjusted Corporate EBITDA performance goals ("EBITDA PSUs") and RSUs with vesting subject to the satisfaction of a revenue goal for 2019 ("Revenue RSUs"). Each executive's target grant value was based on his or her role and comparisons to executives with similar roles within our Peer Group, previous equity grant awards, individual past performance and future expected impact with the Company.

The below charts summarize the mix of equity awards granted to the NEOs in 2019 ("2019 LTIP Awards").
2019 EBITDA PSUs. EBITDA PSUs granted to our NEOs in 2019 are subject to our achievement of global Adjusted Corporate EBITDA goals, measured against three performance periods. NEOs may earn the awards based on performance in 2019, the combined 2019 and 2020 performance period and the combined 2019, 2020 and 2021 performance period. The target levels were based upon our global business plan for 2019 and projected global business plans for 2020 and 2021.

Each NEO is eligible to earn 25% of the target award based on 2019 performance, up to 50% (which includes any previously earned amount) of the target award based on combined 2019 and 2020 performance and up to 125% (which includes any previously earned amount) of the target award based on combined 2019, 2020 and 2021 performance. 2019 EBITDA PSUs, if earned, are paid on the later of the third anniversary of the date of grant and the date on which the Compensation Committee certifies our financial performance for the applicable period, in each case, subject to continued employment with the Company on the third anniversary date. The number of 2019 EBITDA PSUs granted to the NEOs, at target, and the maximum number of 2019 EBITDA PSUs that may be earned by the NEOs over the three-year period are set forth below.

39	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

NEO	2019 EBITDA PSUs at Target	2019 EBITDA PSUs at Maximum
Kathryn Marinello	194,809	243,512
Jamere Jackson	75,289	94,112
Paul Stone	22,587	28,234
Murali Kuppuswamy	30,115	37,644
Jodi Allen	22,587	28,234

Set forth below are the performance criteria for the 2019 performance period for the 2019 EBITDA PSUs (dollars in millions).

Adjusted Corporate EBITDA Percentages Earned(1)
Performance	Adjusted Corporate EBITDA ($)	Percentage Earned (%)
Threshold	514	12.5
Target	605	25
Actual Results	649	25

(1)
For performance below the threshold, no EBITDA PSUs are earned. For performance equal to the threshold, the percentage of EBITDA PSUs earned is as set forth above. For performance equal to or above the target, the percentage earned remains as provided above for the target. For performance between the threshold and the target, linear interpolation is used to determine the earned percentage.

Adjusted Corporate EBITDA for 2019 was $649 million. As a result, the 2019 Percentage Earned for 2019 EBITDA PSUs was 25% and the NEOs earned the following number of 2019 EBITDA PSUs, subject to continued employment through the end of the three-year performance period and following the date on which the Compensation Committee has certified the awards as well as other conditions set forth in the applicable award agreements.

NEO	2019 EBITDA PSUs Earned
Kathryn Marinello	48,703
Jamere Jackson	18,823
Paul Stone	5,647
Murali Kuppuswamy	7,529
Jodi Allen	5,647

2019 Performance RSUs. Performance RSUs were granted to certain of our NEOs in 2019. The 2019 Performance RSUs vest in equal annual installments over three years, in each case, subject to continued employment on the vesting dates. The 2019 Performance RSUs were subject to forfeiture if the Company's revenue for 2019 did not meet or exceed $7.5 billion. The Compensation Committee selected revenue as the performance goal to ensure a minimum base of revenue in our core rental business. The Company's revenue for 2019 was $9.8 billion, exceeding the target goal of $7.5 billion. As a result, the 2019 Performance RSUs granted to the NEOs were earned but remain subject to time-vesting requirements. For more information about the awards of RSUs, see the “2019 Grants of Plan-Based Awards” table below.

The number of 2019 Performance RSUs granted to each NEO in 2019 and the number of 2019 Revenue RSUs earned based on 2019 financial performance are set forth below. These are subject to vesting of 33% in year one.

40	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

NEO	2019 Performance RSUs Granted	2019 Performance RSUs Earned	2019 Performance RSUs Vested(1)
Kathryn Marinello	83,490	83,490	27,830
Jamere Jackson	32,266	32,266	10,756
Paul Stone	9,679	9,679	3,227
Murali Kuppuswamy	12,906	12,906	4,302
Jodi Allen	9,679	9,679	3,227

(1)
Once the 2019 Performance RSUs are earned by reason of meeting the revenue threshold, the 2019 Performance RSUs are eligible to vest one-third per year. Since the revenue threshold was met for 2019, one-third of the 2019 RSUs became vested on March 4, 2020.

2018 Performance Shares. In 2018, the Compensation Committee granted shares of performance stock ("2018 Performance Shares") to the NEOs at that time, including Mses. Marinello and Allen, and Messrs. Jackson, Stone and Kuppuswamy. The Compensation Committee set global Adjusted Corporate EBITDA performance goals for the 2018 Performance Shares for the combined 2018 and 2019 and combined 2018, 2019 and 2020 periods. The target levels were based upon our global business plan for 2018 and then-projected global business plans for 2019 and 2020. Set forth below are the performance criteria for combined 2018 and 2019 Adjusted Corporate EBITDA for the 2018 Performance Shares (dollars in millions).

2018 Performance Shares and Performance Options Performance Goals(1)
Performance	Combined 2018 & 2019 Adjusted Corporate EBITDA ($)	Percentage Earned (%)
Threshold	876	25
Target	1,095	50
Actual Results	1,082	25

(1)
For performance below the threshold, no Performance Shares are earned. For performance equal to the threshold, the percentage of Performance Shares earned is as set forth above. For performance equal to or above the target, the percentage earned remains as provided above for the target. For performance between the threshold and the target, linear interpolation is used to determine the earned percentage.

Based on our Adjusted Corporate EBITDA for the combined 2018 and 2019 performance period, all of the NEOs maintained the 25% of the 2018 Performance Shares earned in 2018 but did not earn any additional Performance Shares for the 2018 and 2019 performance period. The NEOs retain the ability to earn the target amount of the 2018 Performance Shares, and up to the maximum amount of Performance Shares, based on our performance over the combined 2018, 2019 and 2020 performance period. If earned, the 2018 Performance Shares will vest upon certification by the Compensation Committee of our financial performance for the combined 2018, 2019 and 2020 period.

2018 Performance Options. The Performance Options granted to Ms. Marinello in 2018 are subject to the same global Adjusted Corporate EBITDA performance goals for the 2018 performance period, the combined 2018 and 2019 performance period and the combined 2018, 2019 and 2020 performance period as the 2018 EBITDA PSUs. If earned, the Performance Options will vest on the later of the third anniversary of the date of grant and the date on which the Compensation Committee certifies our financial performance for the applicable period provided that Ms. Marinello remains employed by the Company on December 31, 2020. The Performance Options have an exercise price of $16.50, which was the fair market value of the underlying shares as of the grant date and have a seven-year term. These 2018 Performance Options and the exercise price reflect the Rights Offering adjustment previously discussed in "2019 Financial and Operational Highlights." For more information about the award of Performance Options see the “2018 Grants of Plan-Based Awards” table below.

The number of Performance Options granted to the CEO in 2018 and the number of 2018 Performance Options that were earned based on 2018 and 2019 financial performance are set forth below.

NEO	2018 Performance Options Granted	2018 and 2019 Performance Options Earned
Kathryn Marinello	327,376	81,844 earned in 2018 and no additional options earned in 2019

41	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

2017 Performance Shares. In 2017, the Compensation Committee granted 112,819 shares of performance stock ("2017 Performance Shares") to Ms. Marinello. The Compensation Committee set global Adjusted Corporate EBITDA performance goals for the 2017 Performance Shares for the combined 2017, 2018 and 2019 periods. The target levels were based upon our global business plan for 2017 and then-projected global business plans for 2018 and 2019. Set forth below are the performance criteria for combined 2017, 2018 and 2019 Adjusted Corporate EBITDA for the 2017 Performance Shares (dollars in millions).

2017 Performance Shares and Performance Options Performance Goals(1)
Performance	Combined 2017, 2018 & 2019 Adjusted Corporate EBITDA ($)	Payout (%)
Threshold	1,851	33.33
Target	2,314	66.67

(1)
For performance below the threshold, no Performance Shares are earned. For performance equal to the threshold, the percentage of Performance Shares earned is as set forth above. For performance equal to or above the target, the percentage earned remains as provided above for the target. For performance between the threshold and the target, linear interpolation is used to determine the earned percentage.

Based on our Adjusted Corporate EBITDA for the combined 2017, 2018 and 2019 performance period, the 2017 Performance Shares failed to reach threshold, and as a result, Ms. Marinello forfeited the 2017 Performance Shares.

2017 Performance Options. In 2017, the Compensation Committee granted 350,996 Performance Options to Ms. Marinello that are subject to the same global Adjusted Corporate EBITDA performance goals for the 2017 through 2019 period as the 2017 Performance Shares. Based on our Adjusted Corporate EBITDA for the combined 2017, 2018 and 2019 performance period, Ms. Marinello did not earn any of the 2017 Performance Options eligible to be earned for the three-year period. As a result, all Performance Options were forfeited.

Modification of Long-Term Incentives as a Result of the Rights Offering. In connection with the Rights Offering and based on the discretion of the Compensation Committee, the number of shares subject to then outstanding equity awards and the exercise price for the option awards were adjusted to preserve the intrinsic value of each award. This resulted in an accounting charge recorded in accordance with the FASB Topic 718 that is reported as compensation in fiscal year 2019. This additional accounting charge is reported below in the “Summary Compensation Table” and the “2019 Grants of Plan Based Awards” table.

Other Compensation Elements
Retirement Benefits. We maintain a qualified defined contribution plan (in which substantially all of our U.S.-based employees can participate), as described under “Pension Benefits” below. Effective December 31, 2018, the Company ceased accepting contributions under the Savings Plan, a non-qualified deferred compensation program in which our NEOs were previously eligible to participate, as described under “Pension Benefits” below.

Perquisite Policy. We provide perquisites and other personal benefits to our NEOs that we and the Compensation Committee believe are reasonable and consistent with our overall compensation program to better enable us to attract and retain superior employees for key positions. Each of the NEOs were provided with relocation assistance in connection with joining the Company, including reimbursement for reasonable and customary expenses related to the sale and purchase of a primary home, temporary housing and moving expenses. In addition, certain NEOs are eligible for reimbursement of up to $4,000 annually for financial planning services pursuant to their employment arrangements with the Company, which are described below under "Employment Arrangements". We use corporate aircraft for the purpose of encouraging and facilitating business travel by our senior executives (primarily our CEO) and directors, generally for travel within the United States and, less frequently, internationally. In addition, our CEO uses corporate aircraft for limited personal air travel.

The Compensation Committee regularly reviews aircraft usage by the NEOs and the expenses associated with such usage. The cost of our CEO's personal use of aircraft for 2019 was $32,974.60, which amount is included in the “All Other Compensation” column of the Summary Compensation Table. The Compensation Committee periodically reviews our perquisite policies to ensure they are reasonable.

42	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

Clawback Policy
The Company maintains a clawback policy to promote responsible risk management and to help ensure that the incentives of our management are aligned with those of the Company’s stockholders. The policy applies to all employees who are at the "director" level and above, including our NEOs, and covers the following incentive compensation (collectively, "covered incentive compensation"):

●	All annual incentives (including awards under the Senior Executive Bonus Plan);

●	Long-term incentives;

●	Equity-based awards (including awards granted under the Prior Plan (as defined below) and the Existing Plan); and

●	Other performance-based awards.

The policy provides that a repayment obligation may be triggered by the Compensation Committee if an employee receives covered incentive compensation based on the achievement of financial results that were the subject to a restatement of the Company's financial statements filed with the SEC within the three-year period prior to the date the Company is required to prepare the restatement. In addition, if the Compensation Committee determines that a covered employee’s gross negligence, fraud or willful misconduct caused or contributed to the need for the restatement, then the Compensation Committee may cause the covered employee to forfeit any outstanding equity-based awards granted or held during the period following the publication of the financials that were subsequently restated and repay amounts received upon settlement, or any gains realized upon the exercise, of equity awards within the three-year period prior to the date that the Company is required to prepare a financial restatement.

In addition, the Company’s equity award agreements contain clawback provisions. The Company’s clawback policy and any related plans or award agreements will be further revised, to the extent necessary, to comply with any rules promulgated by the SEC pursuant to Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

The Compensation Committee is pursuing legal proceedings against certain former executives pursuant to the clawback policy for compensation awarded to such former executives prior to 2017.

Stock Ownership Guidelines and Hedging Policy
Stock Ownership Guidelines. Under our stock ownership guidelines, executive officers and non-employee directors are required to own shares of our common stock equal in value to a specified multiple of their annual base salary or cash retainer, as set forth below:

Stock Ownership Guidelines
CEO	5x Base Salary
CFO, Senior Executive Vice Presidents and Business Unit Presidents	3x Base Salary
Other "Section 16" Officers	2x Base Salary
Non-Employee Directors	5x Annual Cash Retainer

Senior executives and non-employee directors have five years (the "transition period") from the date of their employment or election to the Board to reach the target ownership levels. Senior executives subject to the guidelines are permitted to count towards the target ownership levels shares owned outright or in trust, the approximate after-tax value of unvested RSUs and restricted shares of our common stock (i.e., 50% of unvested RSUs and restricted shares) and the approximate after-tax value of PSUs and Performance Shares of our common stock if the performance criteria has been met, even if the service requirement has not been met (i.e., 50% of PSUs and Performance Shares if performance criteria is met). Non-employee directors are permitted to count towards the target ownership levels shares owned

43	Hertz Global Holdings, Inc. 2020 Proxy Statement

Compensation Discussion and Analysis

outright or in trust and the approximate after-tax value of phantom shares (i.e., 50% of phantom shares). All NEOs have been with the Company for less than five years and are in the transition period for compliance with these guidelines.

Limited Trading Windows. Executive officers can only transact in Company securities during approved trading windows after satisfying mandatory clearance requirements.

Pledging and Hedging Policy. Our Insider Trading Policy prohibits employees and directors from entering into any type of arrangement, contract or transaction that has the effect of pledging shares or hedging against the decrease in the market value of our common stock.

Policies on Timing of Equity Awards
It is the Company’s general practice to not issue equity awards with a grant date that occurs during regularly scheduled blackout periods. However, we have, as a general practice granted equity awards in the first business day of each quarter in connection with new hires, promotions, special recognition or other special circumstances, which may be during blackout periods. It is also the Company’s general practice to not determine the number of equity awards based on market conditions prior to the date on which the equity award is approved. The exercise price of our options ("Options") is determined by the Compensation Committee, provided, that the per share exercise price is not less than the fair market value of one share on the option grant date. We generally grant equity awards to our senior executives in the first quarter of the fiscal year following the release of earnings for the prior year.

Tax and Accounting Considerations
Section 162(m) of the Code disallows public companies from taking a federal tax deduction for compensation in excess of $1 million paid to certain of their executive officers. The Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) when making compensation decisions. Historically, Section 162(m) included an exemption for certain performance-based compensation that met certain requirements. Performance-based awards granted under the Prior Plan and bonuses paid under the Senior Executive Bonus Plan generally were intended to qualify as tax-deductible under Section 162(m).

Federal legislation passed on December 22, 2017 repealed Section 162(m)'s performance-based compensation exemption and the limitation on deductibility generally was expanded to include all individuals who are considered NEOs in any year beginning after December 31, 2016 regardless of whether the officer is serving at the end of the taxable year. As a result, compensation paid to our NEOs in excess of $1 million may not be deductible for taxable years commencing after December 31, 2017, subject to limited transition relief for arrangements in place as of November 2, 2017, the scope of which is uncertain. Performance-based awards granted under the Prior Plan after November 2, 2017 and bonuses paid under the Senior Executive Bonus Plan with respect to calendar year 2019 will not be deductible to the extent compensation paid to our covered employees exceeds $1 million. Further, no assurance can be given that compensation intended to satisfy the requirements for exemption from Section 162(m) in fact will. Despite the change in law, the Compensation Committee intends to continue to implement compensation programs that it believes are competitive and in the best interests of the Company and its stockholders.

44	Hertz Global Holdings, Inc. 2020 Proxy Statement

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with members of management. Based on that review and discussion, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K.

The Compensation Committee,
Daniel A. Ninivaggi, Chair
David A. Barnes
SungHwan Cho
Anindita Mukherjee

45	Hertz Global Holdings, Inc. 2020 Proxy Statement

Summary Compensation Table

SUMMARY COMPENSATION TABLE

The following table, or the “Summary Compensation Table”, summarizes the compensation paid or accrued in each of the fiscal years noted by our NEOs.

Name and Principal Position	Year	Salary ($)	Bonus(1) ($)	Stock Awards(3) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation(4) ($)	Total ($)
Kathryn Marinello
President and CEO	2019	1,450,000	—	5,635,758(2)	567,663(2)	1,405,050	—	79,891	9,138,362
	2018	1,450,000	—	2,069,995	2,723,238	1,613,502	—	148,386	8,005,121
	2017	1,416,539	1,305,000	2,069,994	3,105,001	—	—	116,265	8,012,799
Jamere Jackson
Executive Vice President and Chief Financial Officer	2019	775,000	250,000	2,302,004 (2)	—	550,715	—	57,295	3,935,014
	2018	223,558	1,029,000	2,627,987	—	232,254	—	41,567	4,154,366
Paul Stone
Executive Vice President and Chief Retail Operations Officer, North America	2019	550,000	—	660,418 (2)	9,566(2)	383,900	—	22,870	1,626,754
	2018	442,115	200,000	479,993	105,828	484,000	—	146,139	1,858,075
Murali Kuppuswamy
Executive Vice President and Chief Human Resources Officer	2019	515,000	—	893,070(2)	18,530(2)	199,614	—	33,302	1,659,516
	2018	515,000	—	799,995	173,547	271,920	—	26,068	1,786,530
Jodi Allen
Executive Vice President and Chief Marketing Officer	2019	515,000	—	668,152(2)	54,131(2)	199,614	—	29,433	1,466,330
	2018	515,000	—	480,005	104,123	271,920	—	166,911	1,537,959

(1)
The 2018 amounts reflect sign-on bonuses paid to Mr. Jackson and Mr. Stone pursuant their employment offer letters. The 2017 amounts reflect the bonus paid to Ms. Marinello pursuant her employment agreement. The 2017 bonus amount for Ms. Marinello was settled in shares of our common stock. The 2019 amount paid to Mr. Jackson reflects payment pursuant to his respective employment offer letter.

(2) For 2019, these awards also reflect the amounts recorded in accordance with FASB Topic 718 as a result of the Rights Offering where adjustments were made to preserve the intrinsic value of the awards that were previously granted. See “Modification of Long-Term Incentives as a Result of the Rights Offering” in the Compensation Discussion & Analysis section above. The amounts recorded in accordance with Topic 718 related to the adjustments made to preserve the intrinsic value of these Stock Awards for 2019 in connection with the Rights Offering are as follows: Ms. Marinello, $1,028,430; Mr. Jackson, $302,005; Mr. Stone, $69,985; Mr. Kuppuswamy, $111,600; and Ms. Allen $122,283. We did not grant any options in 2019. The amounts in the Options Awards column for 2019 relate to the adjustments made to preserve to intrinsic value of these awards in connection with the Rights Offering as described in “Modification of Long-Term Incentives as a Result of the Rights Offering” in the Compensation Discussion & Analysis section above.

(3)
The dollar amounts represent the aggregate grant date fair value of the applicable equity plus any modifications to such equity awards. These amounts were computed pursuant to FASB Topic 718. Assumptions used in the calculation of these amounts are included in the note entitled “Stock-Based Compensation” in the notes to our Company’s consolidated financial statements in our 2019 Annual Report. The “Stock Awards” column above reflects the grant date fair values of the target number of PSUs and RSUs that were eligible to vest based on our financial performance goals over multi-year periods, which for accounting purposes is based on the probable outcome (determined as of the grant date) of the performance-based condition applicable to the grant. Assuming the maximum level of performance achievement for the 2019 PSUs, which is 125% of target, the aggregate values of PSUs and RSUs for each NEO in 2019 are as follows: Ms. Marinello, $6,080,613; Mr. Jackson, $2,349,999; Mr. Stone, $750,002; Mr. Kuppuswamy, $940,000; and Ms. Allen $705,002. Assuming the maximum level of performance achievement for the 2018 PSUs, which is 150% of target, the aggregate values of PSUs and RSUs for each NEO in 2018 are as follows: Ms. Marinello, $2,846,241; Mr. Jackson, $3,377,983; Mr. Stone, $659,992; Mr. Kuppuswamy, $1,099,995; and Ms. Allen, $660,008. Assuming the maximum level of performance achievement for the 2017 Performance Shares, which is 150% of target, the aggregate values of the Performance Shares and Restricted Shares for Ms. Marinello is $2,846,245.

(4)	Includes the following for 2019:

46	Hertz Global Holdings, Inc. 2020 Proxy Statement

Summary Compensation Table

Name	Personal Use of Aircraft(a)	Personal Use of Car(b)	Travel(c)	Financial Assistance and Legal Fees(d)	Perquisites Subtotal	Life Insurance Premiums	Company Match on Plans(e)	Relocation(f)	Severance and Other(g)	Total Perquisites and Other Compensation
Ms. Marinello	32,975	17,993	25,000	2,270	78,238	1,653	—	—	—	79,891
Mr. Jackson	—	27,161	—	—	27,161	884	14,819	14,431	—	57,295
Mr. Stone	—	12,128	—	—	12,128	627	10,115	—	—	22,870
Mr. Kuppuswamy	—	3,700	—	2,550	6,250	587	3,962	22,503	—	33,302
Ms. Allen	—	13,726	—	—	13,726	587	15,120	—	—	29,433

(a)
Based on the direct costs of aircraft for each hour of personal use, which is based on the incremental cost of fuel, crew expenses, on-board catering and other, small variable costs. We exclude fixed costs that do not change based on usage from this calculation.

(b)	Reflects the annual lease value of company-provided vehicles per IRS Publication 15-B.

(c)	For Ms. Marinello, represents the annual travel allowance per the terms of her employment agreement.

(d)	Reflects the reimbursement of financial planning assistance provided to executive staff.

(e)	Amounts represent Company match on the 401(k) Plan and the Savings Plan. None of the amounts earned under the Savings Plan in 2019 were above market or otherwise preferential.

(f)	Amounts represent the incremental costs to the Company for relocation assistance.

47	Hertz Global Holdings, Inc. 2020 Proxy Statement

2019 Grants of Plan-Based Awards

2019 GRANTS OF PLAN-BASED AWARDS

The following table sets forth, for each NEO, possible payouts under all non-equity incentive plan awards granted in 2019, all grants of PSUs, Performance Options, Options and RSUs in 2019 and the grant date fair value of all such awards. All of the equity awards granted in 2019 were granted under the Existing Plan.

Name	Type of Award	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(2) ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kathryn Marinello
	Annual Cash Incentive	—	1,087,500	2,175,000	3,262,500	—	—	—	—	—	—	—
	Performance Stock Units(3)	3/4/2019	—	—	—	90,607	181,215	226,519	—	—	—	3,622,488
	Restricted Stock Units(4)	3/4/2019	—	—	—	—	77,664	—	—	—	—	1,552,503
	Modified Stock Intrinsic Value (5)	6/21/2019	—	—	—	—	—	—	—	—	—	460,767
	Modified Option Intrinsic Value (6)	6/21/2019	—	—	—	—	—	—	—	—	—	567,663
Jamere Jackson
	Annual Cash Incentive	—	426,250	852,500	1,278,750	—	—	—	—	—	—	—
	Performance Stock Units(3)	3/4/2019	—	—	—	35,017	70,035	87,544	—	—	—	1,400,000
	Restricted Stock Units(4)	3/4/2019	—	—	—	—	30,015	—	—	—	—	600,000
	Modified Stock Intrinsic Value (5)	6/21/2019	—	—	—	—	—	—	—	—	—	302,005
	Modified Option Intrinsic Value (6)	6/21/2019	—	—	—	—	—	—	—	—	—	—
Paul Stone
	Annual Cash Incentive	—	275,000	550,000	825,000	—	—	—	—	—	—	—
	Performance Stock Units(3)	3/4/2019	—	—	—	10,505	21,011	26,264	—	—	—	420,010
	Restricted Stock Units(4)	3/4/2019	—	—	—	—	9,004	—	—	—	—	179,990
	Modified Stock Intrinsic Value (5)	6/21/2019	—	—	—	—	—	—	—	—	—	60,418
	Modified Option Intrinsic Value (6)	6/21/2019	—	—	—	—	—	—	—	—	—	9,566
Murali Kuppuswamy
	Annual Cash Incentive	—	154,500	309,000	463,500	—	—	—	—	—	—	—
	Performance Stock Units(3)	3/4/2019	—	—	—	14,007	28,014	35,018	—	—	—	560,000
	Restricted Stock Units(4)	3/4/2019	—	—	—	—	12,006	—	—	—	—	240,000
	Modified Stock Intrinsic Value (5)	6/21/2019	—	—	—	—	—	—	—	—	—	93,070
	Modified Option Intrinsic Value (6)	6/21/2019	—	—	—	—	—	—	—	—	—	18,530
Jodi Allen
	Annual Cash Incentive	—	154,500	309,000	463,500	—	—	—	—	—	—	—
	Performance Stock Units(3)	3/4/2019	—	—	—	10,505	21,011	26,264	—	—	—	420,010
	Restricted Stock Units(4)	3/4/2019	—	—	—	—	9,004	—	—	—	—	179,990
	Modified Stock Intrinsic Value (5)	6/21/2019	—	—	—	—	—	—	—	—	—	68,152
	Modified Option Intrinsic Value (6)	6/21/2019	—	—	—	—	—	—	—	—	—	54,131

(1)
The amounts in these columns include the “Target” amount for each NEO eligible to receive an award under the EICP at 100% of the target award, the "Threshold" amount for each eligible NEO at 50% of the "Target" and the “Maximum” amount for the maximum amount payable to each NEO. The EICP payments are based on Adjusted Corporate EBITDA, MBOs and individual performance. The Senior Executive Bonus Plan, under which EICP payments are made, limits the maximum cash incentive bonus payout for our CEO and other participants. The limit is 1% of our gross EBITDA for a performance period for our CEO and 0.5% of our gross EBITDA for a performance period for each of the other participants. For 2019, 1% of our gross EBITDA was $35.8 million and 0.5% of our gross EBITDA was $17.9 million. We discuss these awards under the heading “Compensation Discussion and Analysis - Bonus Awards".

(2)
Represents the aggregate grant date fair value, computed pursuant to FASB Topic 718. Please see the note entitled “Stock-Based Compensation” in the notes to the Company’s consolidated financial statements in our 2019 Annual Report for a discussion of the assumptions underlying these calculations.

48	Hertz Global Holdings, Inc. 2020 Proxy Statement

2019 Grants of Plan-Based Awards

(3)
Represents the PSUs granted to our NEOs. The PSUs will be earned based on our financial performance over a multi-year period. We discuss these awards under the heading “Compensation Discussion and Analysis - Long-Term Incentives - 2019 EBITDA PSUs". The amounts disclosed in the "Estimated Future Payouts Under Equity Incentive Plan Awards" columns represent the number of shares issuable assuming achievement of the specific Threshold, Target or Maximum levels of performance established by the Compensation Committee for these PSUs over the performance period.

(4)
Represents the RSUs granted to our NEOs. The RSUs granted to our NEOs were earned based on meeting a revenue performance goal in 2019. We discuss these awards under the heading “Compensation Discussion and Analysis - Long-Term Incentives - 2019 Performance RSUs".

(5)
In connection with our Rights Offering, the number of shares subject to then-outstanding stock awards, were adjusted to preserve the intrinsic value of the original award, at the discretion of the Compensation Committee pursuant to the terms of the stock-based compensation plans under which they were issued. The awards otherwise retained the original terms and conditions after adjustment. Represents the amounts recorded on the modification date in connection with FASB Topic 718 with respect to the stock awards as a result of the Rights Offering.

(6) In connection with our Rights Offering, the number of shares subject to then-outstanding option awards, and the exercise price for the option awards, were adjusted to preserve the intrinsic value of the original award, at the discretion of the Compensation Committee pursuant to the terms of the stock-based compensation plans under which they were issued. The awards otherwise retained the original terms and conditions after adjustment. Represents the amounts recorded on the modification date in connection with FASB Topic 718 with respect to the option awards as a result of the Rights Offering.

49	Hertz Global Holdings, Inc. 2020 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2019

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END 2019

The following table sets forth, for each NEO, details of all equity awards outstanding on December 31, 2019.

Name	Grant Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested(1) ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(1) ($)
Kathryn Marinello
	3/4/2019	—	—	—	—	—	83,490(2)	1,314,968	—	—
	3/4/2019	—	—	—	—	—	—	—	97,404(3)	1,534,121
	3/2/2018	—	—	327,376(4)	$16.50	3/2/2025	—	—	—	—
	3/2/2018	—	—	—	—	—	20,918(5)	329,459	—	—
	3/2/2018	—	—	—	—	—	—	—	141,197(6)	2,223,853
	3/2/2017	—	—	—	—	—	—	—	—	—
	3/2/2017	—	—	—	—	—	—	—	—	—
	3/2/2017	—	—	—	—	—	—	—	—	—
Jamere Jackson
	3/4/2019	—	—	—	—	—	32,266(2)	508,190	—	—
	3/4/2019	—	—	—	—	—	—	—	37,644(3)	592,901
	10/1/2018	—	—	—	—	—	49,505(7)	779,704	—	—
	10/1/2018	—	—	—	—	—	—	—	148,118(6)	2,332,859
Paul Stone
	3/4/2019	—	—	—	—	—	9,679(2)	152,444	—	—
	3/4/2019	—	—	—	—	—	—	—	11,294(3)	177,873
	4/2/2018	—	11,500(8)	—	$18.47	4/2/2025	—	—	—	—
	4/2/2018	—	—	—	—	—	4,333(9)	68,245	—	—
	4/2/2018	—	—	—	—	—	—	—	29,244(6)	460,593
Murali Kuppuswamy
	3/4/2019	—	—	—	—	—	12,906(2)	203,270	—	—
	3/4/2019	—	—	—	—	—	—	—	15,058(3)	237,156
	3/2/2018	—	21,087(8)	—	$16.50	3/2/2025	—	—	—	—
	3/2/2018	—	—	—	—	—	8,085(10)	127,339	—	—
	3/2/2018	—	—	—	—	—	—	—	54,569(6)	859,462
Jodi Allen
	3/4/2019	—	—	—	—	—	9,679(2)	152,444	—	—
	3/4/2019	—	—	—	—	—	—	—	11,294(3)	177,873
	3/2/2018	—	12,651(8)	—	$16.50	3/2/2025	—	—	—	—
	3/2/2018	—	—	—	—	—	4,851(13)	76,403	—	—
	3/2/2018	—	—	—	—	—	—	—	32,742(6)	515,687
	10/2/2017	—	53,751(11)	—	$20.80	10/2/2024	—	—	—	—
	10/2/2017	—	—	—	—	—	2,151(12)	33,878	—	—

(1)	Based on the closing market price of the Company’s common stock on December 31, 2019 of $15.75.

(2)
These RSUs were awarded in 2019. The RSUs were earned based on achieving a revenue goal of $7.5 billion for 2019 and one-third will vest on each anniversary date of March 4 in 2020, 2021 and 2022, subject to continued employment and meeting the 2019 revenue goal of $7.5 billion. On March 2, 2020, the Compensation Committee certified achievement of the 2019 revenue goal.

(3)
These PSUs were awarded in 2019. The PSUs will be earned and vest based on our Adjusted Corporate EBITDA performance over a multi-year period, subject to continued employment. The award is reported at threshold.

(4)
These Performance Options were awarded to Ms. Marinello in 2018. The Performance Options will be earned and vest based on our Adjusted Corporate EBITDA performance over a multi-year period, subject to continued employment. The award is reported at target.

(5)	These RSUs were awarded in 2018. The RSUs were earned based on achieving a revenue goal for 2018 and will vest on March 2, 2021, subject to continued employment.

(6)
These PSUs were awarded in 2018. The PSUs will be earned and vest based on our Adjusted Corporate EBITDA performance over a multi-year period, subject to continued employment. The award is reported at maximum.

50	Hertz Global Holdings, Inc. 2020 Proxy Statement

Outstanding Equity Awards at Fiscal Year-End 2019

(7)	These RSUs were awarded in 2018. The RSUs will vest 1/3 on the first, second and third anniversaries on the grant date, subject to continued employment.

(8)	These Options were granted in 2018 and will vest 25% on each anniversary of the date of grant, subject to continued employment.

(9)	These RSUs were awarded in 2018. The RSUs will vest on April 2, 2021, subject to continued employment.

(10)	These RSUs were awarded in 2018. The RSUs will vest on March 2, 2021, subject to continued employment.

(11)	These Options were granted in 2017 and will vest 100% on the third anniversary of the date of grant, subject to continued employment.

(12)	These RSUs were awarded in 2017. The RSUs will vest on October 2, 2020, subject to continued employment.

(13)
In connection with our Rights Offering, the number of shares subject to then-outstanding equity awards, and the exercise price for the option awards, were adjusted to maintain the intrinsic value of each award, at the discretion of the Compensation Committee pursuant to the terms of the stock-based compensation plans under which they were issued. The awards otherwise retained the original terms and conditions after adjustment.

51	Hertz Global Holdings, Inc. 2020 Proxy Statement

2019 OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each NEO, details of any awarded stock options that were exercised and any stock awards that vested in 2019.

Name	Stock Awards
	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Kathryn Marinello(1)	34,799	583,109
Jamere Jackson(1)	24,752	335,142
Paul Stone(2)	2,014	35,124
Murali Kuppuswamy(2)	3,759	72,737
Jodi Allen(3)	4,405	70,746

(1)	Value is based on the closing market price of the Company’s common stock on the date of vesting multiplied by the number of vested shares. The shares vested after the Rights Offering adjustment.

(2)
Value is based on the closing market price of the Company’s common stock on the date of vesting multiplied by the number of vested shares. The shares vested were prior to the Rights Offering adjustment.

(3)
Value is based on the closing market price of the Company’s common stock on the date of vesting multiplied by the number of vested shares. Ms. Allen had one tranche vest before the Rights Offering adjustment and two tranches vest after the Rights Offering adjustment.

52	Hertz Global Holdings, Inc. 2020 Proxy Statement

Pension Benefits

PENSION BENEFITS

Effective as of December 31, 2014, we stopped providing future benefit accruals under the following plans (collectively, the “Previous Plans”):

●	The Hertz Corporation Account Balance Defined Benefit Pension Plan;

●	The Hertz Corporation Benefit Equalization Plan; and

●	The Hertz Corporation Supplemental Executive Retirement Plan.

To replace the Previous Plans, we offered our employees, including certain of our NEOs, participation in a revised defined contribution plan. Beginning January 1, 2015 the Company increased employer contributions under the Company's qualified 401(k) savings plan (the “401(k) Plan”) to provide that eligible participants under the 401(k) Plan are eligible to receive a matching employer contribution to their 401(k) Plan account equal to (i) 100% of employee contributions (up to 3% of compensation) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation), with the total amount of such matching employer contribution to be completely vested, subject to applicable limits under the Code on compensation that may be taken into account. For a transition period, certain eligible participants under the 401(k) Plan received additional employer contribution amounts to their 401(k) Plan account depending on their years of service and age.

Effective December 31, 2018, no further employee contributions or company matching contributions are permitted to the Savings Plan. The Savings Plan, a deferred compensation plan, was adopted in connection with the replacement of the Previous Plans and the revision of the 401(k) Plan and provided eligible employees, including certain of the NEOs, the opportunity to defer part of their compensation. The Savings Plan provided benefits that could not be provided in the 401(k) Plan due to Code limitations on compensation. For any deferral elections, the Company matched an amount generally equal to (i) 100% of employee contributions (up to 3% of the compensation that could not be taken into account under the 401(k) Plan) made by such participant and (ii) 50% of employee contributions (up to the next 2% of compensation that could not be taken into account under the 401(k) Plan). For a transition period, certain eligible participants under the Savings Plan received additional employer contribution amounts to their Savings Plan account depending on their years of service and age. The match under the Savings Plan was in addition to the match under the 401(k) Plan. The total match that any participant received under the 401(k) Plan and the Savings Plan (other than with respect to transition credits) did not exceed the maximum 4% match.

2019 NON-QUALIFIED DEFERRED COMPENSATION BENEFITS

The following table sets forth for the only NEOs who participated in the Savings Plan in 2019, the executive contributions in 2019, the contributions made by the Company in 2019, the aggregate earnings in 2019 (none of which were above market or otherwise preferential), the aggregate withdrawals and distributions in 2019 and the aggregate balance on such plans as of December 31, 2019:

Name	Executive Contributions in 2019(1) ($)	Registrant Contributions in 2019(2) ($)	Aggregate Earnings in 2019 ($)	Aggregate Withdrawals/Distributions in 2019 ($)	Aggregate Balance as of December 31, 2019(3) ($)
Kathryn Marinello	—	—	56,494	—	256,861
Jodi Allen	—	—	6,398	—	26,329

(1)
For Ms. Marinello, the amounts reported in this column are reported under the “Salary” and "Bonus" columns of the 2019 Summary Compensation table above. For Ms. Allen, the amounts reported in this column are reported under the “Salary” column of the 2019 Summary Compensation table above.

(2)	The amounts in this column are reported as compensation in the “All Other Compensation” table above.

(3)	All amounts reported in this column are reflected in the Summary Compensation Table for 2019. No amounts are reported in the Summary Compensation Table for prior years.

53	Hertz Global Holdings, Inc. 2020 Proxy Statement

Potential Payments on Termination or Change in Control

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The following table outlines the value of payments and benefits that each NEO would receive under the various termination scenarios described below based on if (i) the termination occurred on December 31, 2019, (ii) all stock awards were paid out at $15.75 per share, the closing price of our common stock on December 31, 2019, (iii) for the applicable change in control, the termination occurred following the change in control (“double trigger”) and (iv) the Compensation Committee took no further actions for any given award except as set forth under the applicable plan. In addition, the participant’s 401(k) Plan and Savings Plan amounts (if any) are excluded from the below tables, except to the extent that there are any enhancements as a result of the applicable termination event.

Name	Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by Reason of Retirement ($)	Termination by Reason of Death/ Disability ($)	Termination Following a Change in Control ($)
Kathryn Marinello
	Severance	—	1,450,000	—	—	9,062,500
	Annual Bonus	—	1,350,000	—	—	2,175,000
	Continued Benefits	—	—	—	—	29,987(2)
	Outplacement	—	—	—	—	25,000
	Life Insurance	—	—	—	1,450,000(4)	—
	Performance Shares and PSUs	—	—	—	1,631,889	4,550,804
	Restricted Shares and RSUs	—	—	—	437,943	1,644,426
	Total	—	2,800,000	—	3,519,832	17,487,717(6)
Jamere Jackson
	Severance	—	2,441,251	—	—	2,441,251
	Annual Bonus	—	550,715(1)	—	—	852,500
	Continued Benefits	—	11,260(3)	—	—	11,260(3)
	Outplacement	—	25,000	—	—	25,000
	Life Insurance	—	—	—	775,000(4)	—
	Performance Shares and PSUs	—	—	—	901,264	2,741,036
	Restricted Shares and RSUs	—	—	—	821,627	1,287,893
	Total	—	3,028,226	—	2,497,891	7,358,940
Paul Stone
	Severance	—	1,650,000	—	—	1,650,000
	Annual Bonus	—	383,900(1)	—	—	550,000
	Continued Benefits	—	18,970(3)	—	—	18,970(3)
	Outplacement	—	25,000	—	—	25,000
	Life Insurance	—	—	—	550,000(4)	—
	Performance Shares and PSUs	—	—	—	259,526	662,807
	Restricted Shares and RSUs	—	—	—	80,821	220,689
	Total	—	2,077,870	—	890,348	3,127,466

(1)	Reported as actual bonus earned as of December 31, 2019. This bonus was fully discretionary.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Includes health care benefits for covered period.

(4)	Life insurance payment only payable upon death.

(5)	Represents the incremental vesting value of outstanding awards that vest in the event of the specified termination event.

(6)	As of December 31, 2019, Ms. Marinello's Change in Control agreement was terminated. She will no longer be eligible to receive this amount.

54	Hertz Global Holdings, Inc. 2020 Proxy Statement

Potential Payments on Termination or Change in Control

Name	Benefit	Termination For Cause ($)	Termination Without Cause/with Good Reason ($)	Termination by Reason of Retirement ($)	Termination by Reason of Death/ Disability ($)	Termination Following a Change in Control ($)
Murali Kuppuswamy
	Severance	—	1,236,000	—	—	1,236,000
	Annual Bonus	—	199,614(1)	—	—	309,000
	Continued Benefits	—	12,034(3)	—	—	12,034(3)
	Outplacement	—	25,000	—	—	25,000
	Life Insurance	—	—	—	515,000(4)	—
	Performance Shares and PSUs	—	—	—	452,810	1,047,281
	Restricted Shares and RSUs	—	—	—	144,108	330,608
	Total	—	1,472,648	—	1,111,918	2,959,923
Jodi Allen
	Severance	—	1,236,000	—	—	1,236,000
	Annual Bonus	—	199,614(1)	—	—	309,000
	Continued Benefits	—	18,970(3)	—	—	18,970(3)
	Outplacement	—	25,000	—	—	25,000
	Life Insurance	—	—	—	515,000(4)	—
	Performance Shares and PSUs	—	—	—	289,481	699,536
	Restricted Shares and RSUs	—	—	—	88,980	262,726
	Total	—	1,479,584	—	893,461	2,551,232

(1)	Reported as actual bonus earned as of December 31, 2019.

(2)	Includes life insurance benefits in addition to healthcare benefits for covered period.

(3)	Includes health care benefits for covered period.

(4)	Life insurance payment only payable upon death.

(5)	Represents the incremental vesting value of outstanding awards that vest in the event of the specified termination event.
(6) As of December 31, 2019, Ms. Marinello's Change in Control agreement was terminated. She will no longer be eligible to receive this amount.

55	Hertz Global Holdings, Inc. 2020 Proxy Statement

Severance Plan and Employment, Separation and Change in Control Agreements

SEVERANCE PLAN AND EMPLOYMENT, SEPARATION AND CHANGE IN CONTROL AGREEMENTS

The NEOs have employment arrangements with the Company as further described below under "Employment Arrangements". In addition, the Company has adopted a severance plan (the “Severance Plan for Senior Executives”) and entered into change in control agreements (“Change in Control Agreements”) with several of the NEOs currently employed by us. In adopting these arrangements, it was the intention of the Company to provide security to our senior executives in the event of a loss of employment that was generally consistent with the terms of arrangements provided by our peer companies.

The Severance Plan for Senior Executives provides payments and benefits to the covered executives in the event of certain qualifying terminations of their employment (other than in connection with a change in control of the Company) and the Change in Control Agreements provide payments and benefits to the covered executives in the event of certain qualifying terminations of their employment following a change in control of the Company.

Severance Plan for Senior Executives. The Severance Plan for Senior Executives provides benefits to senior executives whose employment is terminated by the Company other than terminations of employment (i) for Cause, Permanent Disability or Retirement (as such terms are defined in the Severance Plan for Senior Executives), (ii) as a result of death or voluntary retirement or (iii) that qualify for severance benefits under an employment agreement or Change in Control Agreement. Ms. Allen and Messrs. Jackson, Stone and Kuppuswamy were designated as participants in the Severance Plan for Senior Executives. Effective as of November 22, 2019, Ms. Marinello was no longer eligible to participate in the Severance Plan for Senior Executives.

Termination Event	Benefits under Severance Plan for Senior Executives
Cause(1), Permanent Disability(1), Retirement(1), Death or Voluntary Termination	None
Involuntary Termination without Cause
Unpaid Bonus.  Pro rata portion of the annual incentive bonus that would have been payable to the participant if his or her employment were not terminated, at the discretion of the Compensation Committee, payable at the same time bonuses are paid to other executives.

Severance Multiple.  Cash payments in the aggregate equal to a multiple of 1.5 (the “severance multiple”) of the executive’s annual base salary and the average annual bonus paid in respect of the three calendar years preceding the year in which the termination occurs; or, for executives with a one-year or two-year bonus history, by reference to the average annual bonus amounts for such year or years; or, if an executive has not had an opportunity to earn or be awarded one full year’s bonus as of his or her termination of employment, the executive’s target bonus for the year of termination; payable in equal installments over a period of whole and/or partial years equal to the severance multiple.

Health and Welfare Benefits.  Continuation of all medical, health and accident plans (other than disability plans) until the earlier of the end of a number of years following the executive’s termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer.

Outplacement. Within the period of time from the date of executive’s termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

(1)	As those terms are defined in the Severance Plan for Senior Executives.

Executives must execute a general release of claims to receive the foregoing severance payments and benefits. The Severance Plan for Senior Executives also contains a confidentiality covenant that extends for 24 months following the executive’s termination of employment and non-competition and non-solicitation covenants that extend for a period of years following the executive’s termination of employment equal to the severance multiple.
If an executive is entitled to severance payments and benefits under the Severance Plan for Senior Executives and a Change in Control Agreement, payments and benefits will be made under the Change in Control Agreement rather than the Severance Plan for Senior Executives.

Employment Contract. Only Ms. Marinello has an employment contract with the Company that provides for annual

56	Hertz Global Holdings, Inc. 2020 Proxy Statement

Severance Plan and Employment, Separation and Change in Control Agreements

base salary, target annual bonus, target equity awards and other compensation and benefits summarized below. Ms. Marinello is entitled to severance benefits in accordance with her Amended and Restated Employment Agreement.

Executive Officer	Annual Base Salary	Target Annual Bonus	Target Equity Awards(2)	Other Compensation and Benefits
Kathryn Marinello(1)
No less than $1,450,000
No less than 150% of Annual Base Salary, with a minimum award of not less than $1,350,000 for 2019 provided CEO is not terminated by the Company for “Cause” or resigns without “Good Reason” (each as defined in her employment agreement) prior to the bonus payment.
Eligible for equity awards on a basis no less favorable than grants made generally to other senior executives, unless otherwise agreed by Ms. Marinello and the Company.
Ms. Marinello will serve as President, CEO and a director of the Company and Hertz. The employment period is from November 22, 2019 to December 31, 2020. During the employment period, Ms. Marinello will serve on the Board. Participation in employee and senior executive benefits and perquisites programs available to senior executives, other than the Severance Plan for Senior Executives. $25,000 annual payment for reasonable travel expenses. If employment is terminated by the Company without Cause, by Ms. Marinello for Good Reason or due to death or disability, entitled to vesting of any unvested portion of sign-on equity awards based on the Company's performance at the end of the performance period and prorated based on the portion of the vesting period elapsed as of the date of termination. If she decides to leave the company without Good Reason, she forfeits all unearned awards. Up to $4,000 annually for financial planning services.

Ms. Marinello will only receive certain severance benefits upon a termination by the Company without Cause, a resignation with Good Reason, or if her employment ends by expiration of the amended and restated employment agreement on December 31, 2020. Upon such events, in addition to any accrued Company obligations, and subject to entering into and not revoking a waiver and release of claims in favor of the Company, she will be entitled to also receive: (i) any unpaid base salary through to December 31, 2020, and (ii) a pro-rata annual incentive bonus for calendar year 2020 (with actual payment determined by the Board or Compensation Committee, as may be applicable, taking into account actual achievement of Company performance goals for the full 2020 calendar year as set by the Board or Compensation Committee, as well as other performance factors as may be relevant, and on a basis consistent with other senior executives of the Company with global responsibilities).

(1)	Ms. Marinello’s amended and restated employment agreement is filed as exhibit 10.1 to the Form 8-K the Company filed on November 27, 2019.
(2) All actual equity awards are subject to the discretion of the Compensation Committee.

Change in Control Agreement. Ms. Marinello has entered into a Change in Control Agreement which terminated on January 1, 2020 in accordance with the terms of her Amended and Restated Employment Agreement. Payments and benefits under the Change in Control Agreement are "double-trigger", which means they are paid only if (i) there is a change in control of the Company and (ii) Ms. Marinello is terminated by the Company without “cause” or Ms. Marinello resigns for “good reason,” in either case, within two years following the change in control. Since no Change in Control has occurred on or prior to December 31, 2019, no payments are due under the now-expired agreement. As of January 1, 2020, Ms. Marinello is only entitled to severance and other benefits as provided for under her Amended and Restated Employment Agreement. Such entitlements are set forth above in the Employment Agreements table above.

For purposes of the December 31, 2019 Change in Control calculation only, as set forth in the “Potential Payments on Termination or Change in Control” table, the following information is provided. As the “Potential Payments on Termination or Change in Control” table assumes a termination date of December 31, 2019, Ms. Marinello’s Change in Control calculations are governed by the terms of her Change in Control Agreement, which remained in effect on December 31, 2019.

57	Hertz Global Holdings, Inc. 2020 Proxy Statement

Severance Plan and Employment, Separation and Change in Control Agreements

Termination Event following Change of Control(1)	Benefits under Change in Control Agreement
Death, Disability, Retirement, by Executive without Good Reason or by Company with Cause(2)	None
Involuntary Termination without Cause or Resignation for Good Reason
Unpaid Salary and Bonus.  Lump sum cash payment equal to (i) the executive’s annual base salary earned but not paid through the date of termination, (ii) pro-rated annual bonus at target level calculated through the executive’s date of termination and (iii) all other amounts to which the executive is entitled under any compensation plan applicable to the executive, payable within 30 days of the executive’s termination.

Severance Multiple.  Lump sum cash payment equal to a multiple of 2.5 (the “severance multiple”) of the sum of the executive’s annual base salary in effect immediately prior to the termination and the average actual bonuses paid to the executive for the three years prior to the year in which the termination occurs, or, for executives without a three-year bonus history, by reference to target levels.(3)

Other Benefits.  Continuation of all life, medical, dental and other welfare benefit plans (other than disability plans) until the earlier of the end of a number of years following the executive’s termination of employment equal to the severance multiple and the date on which the executive becomes eligible to participate in welfare plans of another employer.

Outplacement. Within the period from the date of the executive’s termination through the end of the year following the date of termination, outplacement assistance up to a maximum of $25,000.

(1)	Ms. Marinello’s Change in Control Agreement is filed as exhibit 10.2 to the Form 8-K/A the Company filed on March 7, 2017.

(2)	As those terms are defined in the Change in Control Agreement.

(3)	The Change in Control Agreement provides for a reduction in change in control payments to the extent a reduction would place Ms. Marinello in a more favorable after-tax position.

The foregoing payments and benefits were in lieu of any other payments and benefits to be made in connection with Ms. Marinello’s termination of employment while the Change in Control Agreement was in effect. Ms. Marinello would be required to execute a general release of claims to receive the foregoing severance payments and benefits.

The Change in Control Agreement does not contain tax gross-up provisions on any golden parachute excise tax.

The Change in Control Agreement contained a confidentiality covenant that extended indefinitely following the executive’s termination of employment and non-competition and non-solicitation covenants that extended for 12 months following the executive’s termination of employment. In the event that the executive breached these covenants, the Company would have been entitled to stop making payments to the executive and to seek injunctive relief in certain circumstances.

Treatment of EICP Payments and Equity Compensation upon a Termination or a Change in Control. The following chart generally summarizes the treatment of EICP payments and equity compensation for each of our NEOs under the Senior Executive Bonus Plan and the awards outstanding under the Existing Plan as of December 31, 2019.

58	Hertz Global Holdings, Inc. 2020 Proxy Statement

Severance Plan and Employment, Separation and Change in Control Agreements

Award	Death or Disability(1)	Voluntary	Retirement(1)	For Cause(1)	Without Cause(1)	Change In Control If Not Assumed/ Substituted(1)(2)
EICP	Forfeit(3)	Forfeit(3)	Forfeit(3)	Forfeit(3)	Pro-rata(4)	Pro-rata
Options	Unvested vest	Forfeit unvested	Forfeit unvested	Forfeit all	Forfeit unvested	Unvested vest
PSUs and Performance Shares	Pro-rata	Forfeit unvested	Forfeit unvested(5)	Forfeit unvested	Forfeit unvested	Unvested vest
RSUs and Restricted Shares	Pro-rata	Forfeit unvested	Forfeit unvested(5)	Forfeit unvested	Forfeit unvested	Unvested vest

(1)	As those terms are defined in the Existing Plan.

(2)
The terms of the Existing Plan contain “double-trigger” provisions in the event of a change in control. If equity awards are exchanged for or replaced by a substitute award, then the awards will not automatically vest upon a change in control. However, if a change in control occurs and the awards are not exchanged or replaced, all options shall immediately become exercisable, the restriction period on all Restricted Shares and RSUs shall lapse immediately prior to such change in control and outstanding Performance Shares and PSUs issued to our NEOs generally vest.

(3)	Assumes that employment ends prior to the end of the fiscal year of the Company under the Senior Executive Bonus Plan.

(4)	Amount is payable under the CEO's Amended and Restated Employment Agreement.

(5)	The Compensation Committee has the discretion to authorize that the participant retains a pro-rata share of unvested equity awards.

CEO PAY RATIO

To determine the median 2019 annual total compensation of all of our employees other than our CEO (the "Median 2019 Employee Compensation"), we elected to use the same median employee from our pay ratio determination in our 2018 proxy statement (the “2017 Median Employee”), which used annual taxable income as our compensation measure. We used the 2017 Median Employee in this pay ratio determination because there have been no changes to our employee population or employee compensation arrangements that we believe would result in a significant change to our pay ratio disclosure.

We used the 2017 Median Employee's 2019 annual total compensation as the Median 2019 Employee Compensation. We calculated the Median 2019 Employee Compensation using the same methodology used for calculating the annual total compensation of our NEOs described in the Summary Compensation Table above.

2019 annual total compensation of our CEO ("2019 CEO Compensation") was $9,138,362 (which includes $1,028,430 due to preserve the intrinsic fair value as a result of the Rights Offering). Median 2019 Employee Compensation was $36,649 and the ratio of 2019 CEO Compensation to Median 2019 Employee Compensation is 249 to 1.

Excluding the intrinsic fair value of the Rights Offering, the 2019 CEO Compensation was $8,109,932. The Median 2019 Employee Compensation was $36,649 and the ratio of the 2019 CEO Compensation to Median 2019 Employee Compensation is 221 to 1.

59	Hertz Global Holdings, Inc. 2020 Proxy Statement

Ownership of Our Common Stock

OWNERSHIP OF OUR COMMON STOCK

The following table sets forth information as of March 13, 2020, unless another date is specified below, with respect to the ownership of our common stock by:

●	Each person known to own beneficially more than 5% of our common stock;

●	Each of the directors or director nominees of the Company;

●	Each of the executive officers named in the Summary Compensation Table; and

●	All of the Company’s executive officers and directors as a group.

The amounts and percentages of shares beneficially owned are reported on the basis of SEC regulations governing the determination of beneficial ownership of securities. Under SEC rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares voting power or investment power, which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days. Securities that can be so acquired are deemed to be outstanding for purposes of computing such person’s ownership percentage, but not for purposes of computing any other person’s percentage. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities and a person may be deemed to be a beneficial owner of securities as to which such person has no economic interest. As of March 13, 2020, we had 142,279,744 shares of our common stock outstanding.

Except as otherwise indicated in the footnotes to this table, each of the beneficial owners listed has, to the knowledge of the Company, sole voting and investment power with respect to the indicated shares of common stock. Unless otherwise indicated, the address for each individual listed below is c/o Hertz Global Holdings, Inc., 8501 Williams Road, Estero, FL 33928.

Name and Address of Beneficial Owner	Shares Beneficially Owned
	Number	Percent
Carl Icahn(1)	55,342,109	38.90%
Dimensional Fund Advisors LP(2)	11,945,587	8.40%
Renaissance Technologies, LLC(3)	9,657,583	6.79%
PAR Investment Partners, L.P.(4)	9,039,094	6.35%
The Vanguard Group(5)	9,019,738	6.34%
BlackRock, Inc.(6)	7,640,348	5.37%
D.E. Shaw Galvanic Portfolios, LLC(7)	6,581,633	4.63%
David Barnes	50,175	**
SungHwan Cho	43,813	**
Vincent Intrieri(8)	84,659	**
Henry Keizer(9)	76,073	**
Kathryn Marinello	55,068	**
Anindita Mukherjee	22,909	**
Daniel Ninivaggi(8)(10)	63,023	**
Kevin Sheehan	33,121	**
Jamere Jackson	26,900	**
Paul Stone	11,731	**
Murali Kuppuswamy	19,506	**
Jodi Allen	15,686	**
All directors and executive officers as a group(11)	519,426	**
 **Less than 1%.

60	Hertz Global Holdings, Inc. 2020 Proxy Statement

Ownership of Our Common Stock

(1)
Represents shares held by the following group of entities associated with Mr. Carl C. Icahn: High River Limited Partnership (“High River”), Hopper Investments LLC (“Hopper”), Barberry Corp. (“Barberry”), Icahn Partners Master Fund LP (“Icahn Master”), Icahn Offshore LP (“Icahn Offshore”), Icahn Partners LP (“Icahn Partners”), Icahn Onshore LP (“Icahn Onshore”), Icahn Capital LP (“Icahn Capital”), IPH GP LLC (“IPH”), Icahn Enterprises Holdings L.P. (“Icahn Enterprises Holdings”), Icahn Enterprises G.P. Inc. (“Icahn Enterprises GP”) and Beckton Corp. (“Beckton”). The principal business address of each of High River, Hopper, Barberry, Icahn Offshore, Icahn Partners, Icahn Master, Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Mr. Carl Icahn is c/o Icahn Associates Holdings LLC, 16690 Collins Avenue, Sunny Isles, FL 33160. Each of Hopper, Barberry and Carl Icahn, by virtue of their relationships to High River, may be deemed to indirectly beneficially own the shares which High River directly beneficially owns. Each of Hopper, Barberry and Carl Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl Icahn, by virtue of their relationships to Icahn Master, may be deemed to indirectly beneficially own the shares which Icahn Master directly beneficially owns. Each of Icahn Offshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl Icahn disclaims beneficial ownership of such shares for all other purposes. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl Icahn, by virtue of their relationships to Icahn Partners, may be deemed to indirectly beneficially own the Shares which Icahn Partners directly beneficially owns. Each of Icahn Onshore, Icahn Capital, IPH, Icahn Enterprises Holdings, Icahn Enterprises GP, Beckton and Carl Icahn disclaims beneficial ownership of such shares for all other purposes. The immediately preceding information in this footnote is based solely on the Schedule 13D/A filed with the SEC on March 12, 2020 by Carl Icahn and entities associated with Carl Icahn.

(2)
A report on Schedule 13G/A, filed February 12, 2020, disclosed that Dimensional Fund Advisors LP, an investment adviser, was the beneficial owner of 11,945,587 shares of common stock as of December 31, 2019. Dimensional Fund Advisors LP has reported that it has (i) sole power to vote or direct the vote of 11,746,369 shares of common stock, (ii) sole power to dispose of or direct the disposition of 11,945,587 shares of common stock, (iii) shared power to vote or direct the vote of 0 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 0 shares of common stock. The address of Dimensional Fund Advisors LP is Building One, 6300 Bee Cave Road, Austin, Texas 78746. All information regarding Dimensional Fund Advisors LP is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 12, 2020.

(3)
A report on Schedule 13G/A, filed February 13, 2020, disclosed that Renaissance Technologies LLC, an investment adviser, and its affiliates were the beneficial owner of 9,657,583 shares of common stock as of December 31, 2019. Renaissance Technologies LLC has reported that it has (i) sole power to vote or direct the vote of 9,357,528 shares of common stock, (ii) sole power to dispose of or direct the disposition of 9,523,032 shares of common stock, (iii) shared power to vote or direct the vote of 0 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 134,551 shares of common stock. The address of Renaissance Technologies LLC is 800 Third Avenue, New York, NY 10022. All information regarding Renaissance Technologies LLC is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 13, 2020.

(4)
A report on Schedule 13G/A, filed February 14, 2020, disclosed that PAR Investment Partners, L.P., an investment adviser, and its affiliates were the beneficial owner of 9,039,094 shares of common stock as of December 31, 2019. PAR Investment Partners, L.P. has reported that it has (i) sole power to vote or direct the vote of 9,039,094 shares of common stock, (ii) sole power to dispose of or direct the disposition of 9,039,094 shares of common stock, (iii) shared power to vote or direct the vote of 0 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 0 shares of common stock. The address of PAR Investment Partners, L.P. is 200 Clarendon Street, Floor 48, Boston, MA 02116. All information regarding PAR Investment Partners, L.P. is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 14, 2020.

(5)
A report on Schedule 13G/A, filed February 12, 2020, disclosed that The Vanguard Group, an investment adviser, was the beneficial owner of 9,019,738 shares of common stock as of December 31, 2019. The Vanguard Group has reported that it has (i) sole power to vote or direct the vote of 94,130 shares of common stock, (ii) sole power to dispose of or direct the disposition of 8,921,681 shares of common stock, (iii) shared power to vote or direct the vote of 14,291 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 98,057 shares of common stock. The address of The Vanguard Group is 100 Vanguard Boulevard, Malvern, Pennsylvania 19355. All information regarding The Vanguard Group is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 12, 2020.

(6)
A report on Schedule 13G/A, filed February 5, 2020, disclosed that BlackRock, Inc., an investment advisor, and its affiliates were the beneficial owner of 7,640,348 shares of common stock as of December 31, 2019. BlackRock, Inc. has reported that it has (i) sole power to vote or direct the vote of 7,332,210 shares of common stock, (ii) sole power to dispose of or direct the disposition of 7,640,348 shares of common stock, (iii) shared power to vote or direct the vote of 0 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 0 shares of common stock. The address of BlackRock, Inc. is 155 East 52nd St., New York, NY 10055. All information regarding BlackRock, Inc. is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 5, 2020.

(7)
A report on Schedule 13G/A, filed February 14, 2020, disclosed that D.E. Shaw Galvanic Portfolios, LLC, an investment advisor, and its affiliates were the beneficial owner of 6,581,633 shares of common stock as of December 31, 2019. D.E. Shaw Galvanic Portfolios, LLC has reported that it has (i) sole power to vote or direct the vote of 0 shares of common stock, (ii) sole power to dispose of or direct the disposition of 0 shares of common stock, (iii) shared power to vote or direct the vote of 6,581,633 shares of common stock and (iv) shared power to dispose of or to direct the disposition of 6,581,633 shares of common stock. The address of D.E. Shaw Galvanic Portfolios, LLC is 1166 Avenue of the Americas, 9th Floor, New York, NY 10036. All information regarding D.E. Shaw Galvanic Portfolios, LLC is based on that entity’s report on Schedule 13G/A, filed with the SEC on February 14, 2020.

(8)	Includes the following phantom shares issued under the Director Compensation Policy: (i) 38,664 for Mr. Intrieri and (ii) 8,825 for Mr. Ninivaggi.

(9)	All of Mr. Keizer’s shares are jointly held with his wife.

(10)	844 of Mr. Ninivaggi's shares are jointly held with his wife.

(11)
Includes employee and/or director stock options held directly by the beneficial owner that are currently exercisable or that will become exercisable within sixty days; and phantom shares issued under the Director Compensation Policy.

Compensation Committee Interlocks and Insider Participation. During 2019, Messrs. Barnes, Cho and Ninivaggi and Ms. Mukherjee served as members of our Compensation Committee. None of these individuals: (i) served as an officer or employee of the Company during 2019 or (ii) was formerly an officer of the Company.

61	Hertz Global Holdings, Inc. 2020 Proxy Statement

Ownership of Our Common Stock

During the year 2019: (i) none of our executive officers served as a member of a compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served on our Compensation Committee; (ii) none of our executive officers served as a director of another entity, any of whose executive officers served on our Compensation Committee; and (iii) none of our executive officers served as a member of the compensation committee (or other body performing a similar role) of another entity, any of whose executive officers served as one of our directors.

62	Hertz Global Holdings, Inc. 2020 Proxy Statement

Proxy Procedures and Information About the Annual Meeting

PROXY PROCEDURES AND INFORMATION ABOUT THE ANNUAL MEETING

Stockholders Entitled to Vote at the Annual Meeting

Our Board has established the record date for the 2020 Annual Meeting as March 13, 2020. Only holders of record of the Company’s common stock at the close of business on the record date are entitled to receive the Notice and vote at the 2020 Annual Meeting. On March 13, 2020, the Company had 142,067,813 shares of common stock outstanding.

Voting Procedures

If you are a stockholder of record, you may vote as set forth in the Notice, or as follows:

●	Voting by Internet: Follow the instructions on www.proxyvote.com or at www.virtualshareholdermeeting.com/HTZ2020.

●	Voting by Telephone: Call 1-800-690-6903 and follow the instructions provided by the recorded message.

●	Voting by Mail: If you receive a paper copy of the proxy materials, you may vote your shares by completing, signing, dating and returning the proxy card included in the printed proxy materials.

Your vote will be cast in accordance with the instructions authorized by Internet or telephone or included on a properly signed and dated proxy card, as applicable. If you decide to vote before the meeting, we must receive your vote, either by Internet, telephone or proxy card, by 11:59 PM (Eastern Time) on Tuesday, May 5, 2020, the day before the 2020 Annual Meeting, for your vote to be counted.

Stockholders who wish to attend the 2020 Annual Meeting via the Internet may do so by visiting www.virtualshareholdermeeting.com/HTZ2020. The 2020 Annual Meeting will begin promptly at 10:30 AM (Eastern Time) and online check-in will begin at 10:15 AM (Eastern Time). Please allow ample time for the online check-in procedures. Interested persons who were not stockholders as of the close of business on March 13, 2020 may listen, but not participate, in the 2020 Annual Meeting via www.virtualshareholdermeeting.com/HTZ2020. In order to attend and participate in the 2020 Annual Meeting, stockholders of record will need to use their control number to log into www.virtualshareholdermeeting.com/HTZ2020 and follow the provided instructions. Beneficial stockholders who do not have a control number may gain access to the meeting by logging into their brokerage firm’s web site and selecting the stockholder communications mailbox to link through to the 2020 Annual Meeting. Instructions should also be provided on the voting instruction card provided by their broker, bank or other nominee. Stockholders who wish to submit a question may do so beginning on March 30, 2020 or during the 2020 Annual Meeting through www.virtualshareholdermeeting.com/HTZ2020.

Notice of Internet Availability of Proxy Materials

We are permitted to furnish proxy materials, including this proxy statement and our 2019 Annual Report, to our stockholders by providing access to such documents on the Internet at www.proxyvote.com instead of mailing printed copies. Our stockholders will not receive printed copies of the proxy materials unless they are requested.

Instead, the Notice will instruct you as to how you may access and review all of the proxy materials on the Internet. It will also instruct you as to how you may submit your proxy on the Internet. If you would like to receive a paper or e-mail copy of our proxy materials, you should follow the instructions for requesting such materials in the Notice. If you receive more than one Notice, it generally means that some of your shares are registered differently or are in more than one account. Please provide voting instructions for each Notice you receive.

Voting Options; Quorum

The Board recommends a vote “FOR” proposals 1, 2 and 3. Below is a summary of the vote required for adoption of each proposal and the respective effect of abstentions and broker non-votes. For more detailed information, see each respective proposal.

63	Hertz Global Holdings, Inc. 2020 Proxy Statement

Proxy Procedures and Information About the Annual Meeting

Proposal	Vote Required for Adoption	Effect of Abstentions	Effect of Broker Non-Votes
Election of Directors	Majority of shares cast	No effect	No effect
Ratification of Ernst & Young LLP	Majority of shares present	Vote “against”	N/A
Advisory Vote on Executive Compensation	Majority of shares present	Vote “against”	No effect
The presence, in person or by proxy, of the holders of a majority of the shares entitled to vote at the 2020 Annual Meeting constitutes a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. A broker non-vote occurs when a nominee, such as a broker holding shares in “street name” for a beneficial owner, does not vote on a proposal because that nominee does not have discretionary voting power with respect to a proposal and has not received instructions from the beneficial owner.

If you are a holder of shares held in street name, and you would like to instruct your broker how to vote your shares, you should follow the directions provided by your broker. Under NYSE rules, your broker is permitted to vote on Proposal 2 even if it does not receive instructions from you. However, under NYSE rules, your broker does not have discretion to vote on any other proposal if it does not receive instructions from you.

Each share of common stock is entitled to one vote and stockholders do not have the right to cumulate their votes for the election of directors. Unless a stockholder gives instructions to the contrary, proxies will be voted in accordance with the Board’s recommendations.

Revocation of Proxies

Even if you voted by telephone or on the Internet, or if you requested paper proxy materials and signed the proxy card, you may revoke your proxy before it is voted at the 2020 Annual Meeting by delivering a signed revocation letter to M. David Galainena, Executive Vice President, General Counsel and Secretary. You may also revoke your proxy by submitting a new proxy dated later than your first proxy, or by a later-dated vote by telephone or on the Internet. If you have previously mailed your proxy card, you may revoke your proxy and vote during the 2020 Annual Meeting. Your participation at the 2020 Annual Meeting will not by itself revoke your proxy. If you are a holder of shares held in street name by your broker and you have previously directed your broker to vote your shares, you should instruct your broker to change or revoke your vote if you wish to do so. If you are a holder of shares held in street name by your broker and wish to cast your vote during the 2020 Annual Meeting, you should obtain a proxy to vote your shares from your broker.

Solicitation of Proxies

Proxies may be solicited on behalf of our Board by mail or telephone or on the Internet, and we will pay the solicitation costs on behalf of the Company. We have retained Alliance Advisors (“Alliance”), 200 Broadacres Drive, 3rd Floor, Bloomfield, NJ 07003, to aid in the solicitation process. For these and related advisory services, we will pay Alliance a fee of approximately $17,500 and reimburse them for certain out-of-pocket disbursements and expenses. The Notice will be supplied to brokers, dealers, banks and voting trustees, or their nominees, for the purpose of soliciting proxies from beneficial owners, and we will reimburse those record holders for their reasonable expenses on behalf of the Company.

Broadridge Financial Solutions, Inc. has been retained by us to facilitate the distribution of proxy materials at a customary fee plus distribution costs and other costs and expenses.

Additional Information
The 2019 Annual Report is filed with the SEC and may also be obtained via a link posted on the “Investor Relations” portion of our website, www.hertz.com. Copies of the 2019 Annual Report, or any exhibits thereto, will be sent within a reasonable time without charge upon written request to Hertz Global Holdings, Inc., 8501 Williams Road, Estero, Florida 33928, Attention: Corporate Secretary.

Other Business
Our Board is not aware of any other matters to be presented at the 2020 Annual Meeting. If any other matter proper for action at the meeting is properly presented, the holders of the accompanying proxy will have discretion to vote the shares represented by the proxy on such matter in accordance with their best judgment. If any matter not proper for

64	Hertz Global Holdings, Inc. 2020 Proxy Statement

Proxy Procedures and Information About the Annual Meeting

action at the meeting should be presented, the holders of the proxy will vote against consideration of the matter or the proposed action.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting
We have sent or are sending the Notice, which indicates that that our proxy materials and 2019 Annual Report will be made available on the Internet at www.proxyvote.com. If you wish to receive paper or e-mail copies of any of these materials, please follow the instructions on your Notice.

Proposals for 2021 Annual Meeting of Stockholders
The Company will review for inclusion in next year’s proxy statement stockholder proposals received by November 27, 2020. Such proposals must satisfy all applicable requirements of Rule 14a-8 of the Securities Exchange Act and should be sent to M. David Galainena, Executive Vice President, General Counsel and Secretary of the Company at 8501 Williams Road, Estero, Florida 33928.

Stockholder proposals, including nominations for directors, not included in next year’s proxy statement may be brought before the 2021 annual meeting by a stockholder of the Company who is entitled to vote at the meeting, who has given a written notice to the Executive Vice President, General Counsel and Secretary of the Company containing certain information specified in the By-laws and who was a stockholder of record at the time such notice was given. To be timely for our 2021 annual meeting, such notice must be delivered to or mailed and received at the address in the preceding paragraph no earlier than January 6, 2021, and no later than February 5, 2021, except that if the 2021 annual meeting is held before April 6, 2021 or after July 15, 2021, such notice must be delivered at the address in the preceding paragraph no earlier than 120 days prior to the date of such annual meeting and not later than the close of business on the later of (i) the ninetieth day prior to the date of such annual meeting or (ii) the tenth day following the day on which a public announcement of the date of such annual meeting is first made.

Our By-laws require that stockholder recommendations for nominees to the Board must include, among other things, the name of the nominee or nominees, information regarding the nominee or nominees that would be required to be included in a proxy statement for the election of directors and a consent signed by the nominee or nominees evidencing consent to be named in the proxy statement and willingness to serve on the Board, if elected. Stockholders who intend to submit nominations to the Board must comply with all provisions of our By-laws and provide timely written notice thereof.

2019 Annual Report
The 2019 Annual Report is being made available on or about March 27, 2020 to persons who were stockholders of record as of March 13, 2020, the record date for the 2020 Annual Meeting. These materials do not form part of the material for the solicitation of proxies.

By order of the Board,
Executive Vice President,
General Counsel and Secretary
Estero, Florida
March 27, 2020

65	Hertz Global Holdings, Inc. 2020 Proxy Statement

Annex A - Non-GAAP Measures

ANNEX A - NON-GAAP MEASURES

Definitions of non-GAAP measures used in this proxy statement are set forth below. Also set forth below is a summary of the reasons why management of the Company believes that the presentation of the non-GAAP financial measures included in this proxy statement provide useful information regarding the Company's financial condition and results of operations and additional purposes for which management of the Company utilizes the non-GAAP measures. Non-GAAP measures should not be considered in isolation and should not be considered superior to, or a substitute for, financial measures calculated in accordance with GAAP.

Adjusted Corporate EBITDA represents income or loss attributable to the Company as adjusted to eliminate the impact of GAAP income tax, non-vehicle depreciation and amortization, net non-vehicle debt interest, vehicle debt-related charges and losses, restructuring and restructuring related charges, goodwill, intangible and tangible asset impairments and write-downs, information technology and finance transformation costs and certain other miscellaneous items.

Net Non-vehicle Debt represents non-vehicle debt as reported on the Company's balance sheet, excluding the impact of unamortized debt issue costs, discounts and premiums associated with non-vehicle debt, less cash and cash equivalents. Net Vehicle Debt represents vehicle debt as reported on the Company's balance sheet, excluding the impact of unamortized debt issue costs, discounts and premiums associated with vehicle debt, less restricted cash associated with vehicles. Restricted cash associated with vehicle debt is restricted for the purchase of revenue earning vehicles and other specified uses under the Company's vehicle debt facilities and its vehicle rental like-kind exchange program. Total Net Debt is the sum of Net Non-vehicle Debt and Net Vehicle Debt.

Management uses Adjusted Corporate EBITDA as an operating performance metric for internal monitoring and planning purposes, including the preparation of the Company's annual operating budget and monthly operating reviews, as well as to facilitate analysis of investment decisions, profitability and performance trends. We also present Adjusted Corporate EBITDA as a supplemental measure because such information is utilized in the determination of certain executive compensation as set forth in this proxy statement. Management uses Net Non-vehicle Debt because it helps measure the Company's net corporate leverage and assists in the evaluation of the Company's ability to service its non-vehicle debt without reference to the expense associated with the vehicle debt, which is collateralized by assets not available to lenders under the Company's non-vehicle debt facilities.

Adjusted Corporate EBITDA and Net Non-vehicle Debt are not recognized measurements under GAAP. When evaluating the Company's operating performance, investors should not consider these financial measures in isolation of, or as a substitute for, measures of the Company's financial performance as determined in accordance with GAAP.

Reconciliation of GAAP to Non-GAAP Measure: Adjusted Corporate EBITDA
Unaudited

	Twelve Months Ended December 31,
(In millions, except per share data)	2019	2018
Adjusted Corporate EBITDA:
Net income (loss) attributable to Hertz Global	$(58)	$(225)
Adjustments:
Income tax provision (benefit)	63	(30)
Non-vehicle depreciation and amortization	203	218
Non-vehicle debt interest, net	311	291
Vehicle debt-related charges(a)	38	36
Loss on extinguishment of vehicle debt(b)	0	22
Restructuring and restructuring related charges(c)	14	32
Information technology and finance transformation costs(d)	114	98
Other items(e)	(36)	(9)
Adjusted Corporate EBITDA	$649	$433

(a)	Represents debt-related charges relating to the amortization of deferred financing costs and debt discounts and premiums.

(b)
In 2019, represents $39 million of early redemption premium and write-off of deferred financing costs associated with the partial redemption in the fourth quarter of the Senior Second Priority Secured Notes and a $4 million write-off of deferred financing costs associated with the full redemption in the third quarter of the

66	Hertz Global Holdings, Inc. 2020 Proxy Statement

Annex A - Non-GAAP Measures

5.875% Senior Notes due October 2020 and 7.375% Senior Notes due January 2021, In 2018, primarily represents $20 million of early redemption premium and write-off of deferred financing costs associated with the full redemption of the 4.375% European Vehicle Senior Notes due January 2019.

(c)
Represents charges incurred under restructuring actions as defined in U.S. GAAP, excluding impairments and asset write-downs. Also includes restructuring related charges such as incremental costs incurred directly supporting business transformation initiatives. In 2018, also includes consulting costs, legal fees, and other expenses related to the previously disclosed accounting review and investigation.

(d)
Represents costs associated with the Company’s information technology and finance transformation programs, both of which are multi-year initiatives to upgrade and modernize the Company’s systems and processes. These costs relate primarily to the Company's corporate operations ("Corporate").

(e)
Represents miscellaneous items. In 2019, includes a $30 million gain on marketable securities in Corporate and a $39 million gain on the sale of non-vehicle capital assets in U.S. RAC. In 2018, includes a $20 million gain on marketable securities and a $6 million legal settlement received related to an oil spill in the Gulf of Mexico in 2010, all of which relate to Corporate. Also includes an adjustment for non-cash stock-based compensation charges in Corporate.

Reconciliation of GAAP to Non-GAAP Measure: Net Debt
Unaudited

	As of December 31, 2019
(In millions)	Vehicle	Non-Vehicle	Total
Debt as reported in the balance sheet	$13,368	$3,721	$17,089
Add:
Debt issue costs, discounts and premiums	47	34	81
Less:
Cash and cash equivalents	0	865	865
Restricted cash	466	0	466
Net Debt	$12,949	$2,890	$15,839

67	Hertz Global Holdings, Inc. 2020 Proxy Statement

Hertz

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/HTZ2020**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E97570-P34643-Z76464 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY

HERTZ GLOBAL HOLDINGS, INC.

The Board of Directors recommends a vote FOR all the nominees listed.

Nominees:

	For	Against	Abstain
1a. David A. Barnes	☐	☐	☐
1b. SungHwan Cho	☐	☐	☐
1c. Vincent J. Intrieri	☐	☐	☐
1d. Henry R. Keizer	☐	☐	☐
1e. Kathryn V. Marinello	☐	☐	☐
1f. Anindita Mukherjee	☐	☐	☐
1g. Daniel A. Ninivaggi	☐	☐	☐
1h. Kevin M. Sheehan	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated. ☐

Please indicate if you plan to attend this meeting. ☐ Yes ☐ No

NOTE: Such other business as may properly come before the meeting or any postponements or adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

E97571-P34643-Z76464

HERTZ GLOBAL HOLDINGS, INC.
This proxy is solicited by the Board of Directors for the 2020 Annual Meeting of Stockholders

Kathryn V. Marinello and Jamere Jackson (each, a "Proxy"), or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the undersigned, with all the powers that the undersigned would possess if personally present, at the 2020 Annual Meeting of Stockholders of Hertz Global Holdings, Inc. to be held on May 6, 2020 or at any postponement or adjournment thereof.

Shares represented by this proxy will be voted in accordance with direction of the stockholder set forth on the reverse side. If no such directions are indicated, the Proxies will have the authority to vote FOR Proposal 1, the election of David A. Barnes, SungHwan Cho, Vincent J. Intrieri, Henry R. Keizer, Kathryn V. Marinello, Anindita Mukherjee, Daniel A. Ninivaggi and Kevin M. Sheehan; FOR Proposal 2, ratification of the selection of Ernst & Young LLP as the Company's independent registered certified public accounting firm for 2020; and FOR Proposal 3, approval, by a non-binding advisory vote, of the named executive officers' compensation.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

Address Changes/Comments: ______________________________

____

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side